Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 Registration N0. 333-168484

XTREME OIL & GAS, INC.

2,750,000 Shares of Common Stock

This prospectus relates to the resale of up to 2,750,000 shares of the common stock, par value $0.001 per share, of Xtreme Oil & Gas, Inc., a Nevada corporation (the “ Common Stock ”), by the selling stockholders.

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. We will bear all costs associated with this registration.

Our common stock is quoted on the Pink Sheets under the symbol “XTOG.PK”. The last reported sale price of our common stock on the Pink Sheets on January 10, 2011, was approximately $2.00 per share.

The shares will be offered at a fixed price of $1.50 per share until such time as the shares are quoted on the OTC Bulletin Board or an exchange and thereafter at prevailing market price or privately negotiated prices.

It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE FIVE FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.   This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

We will receive no proceeds from the sale of the shares of common stock sold by the selling stockholders.

The date of this prospectus is February 10, 2011

Table Of Contents
Prospectus Summary	3
Risk Factors	5
Forward-Looking Statements	14
Use of Proceeds	14
Selling Security Holders	15
Plan of Distribution	17
Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters	18
Description of Business	19
Legal Proceedings	25
Management's Discussion and Analysis of Financial Condition and Results of Operations	26
Directors, Executive Officers, Promoters and Control Persons	35
Executive Compensation	37
Security Ownership of Certain Beneficial Owners and Management	39
Certain Relationships and Related Transactions, and Corporate Governance	40
Description of Securities to be Registered	41
Where You Can Find Additional Information	42
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	42
Legal Matters	43
Experts	43
Transfer Agent	43
Financial Statements	F-1

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”  References to “our,” “our company,” “us,” or “the Company” refer to Xtreme Oil & Gas, Inc. and its subsidiaries, unless the context indicates otherwise.

About Us

In October 2006, Emerald Energy Partners LLC purchased a 22.275% interest in two contiguous oil and gas properties in Brown County Texas, the West Thrifty Unit and the Quita Field. In December 2006, Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC and changed its name to Xtreme Oil & Gas, Inc.

Xtreme Technologies, Inc. was incorporated in Washington in 2003 and focused on telecommunications technologies. By early 2006 that business ceased operations and had no assets, becoming a shell company at that time. Immediately prior to its acquisition of Emerald Energy Partners, LLC, Xtreme Technologies, Inc. affected a one for 500 reverse stock split leaving 185,516 shares outstanding. Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC for 7,960,000 shares of Common Stock.

The acquisition of Emerald Energy Partners, LLC is treated for accounting purposes as an acquisition of Xtreme Technologies, Inc. by Emerald Energy Partners and a re-capitalization of the limited liability company. With the acquisition of Emerald Energy Partners LLC, we began to acquire and to develop additional oil and gas properties.

In 2007 we sold our interest in the West Thrifty and Quita fields for interests in other fields in Texas, ultimately reacquiring in February 2008 a 100% working interest in the West Thrifty and Quita, a 65% net revenue interest after granting an overriding royalty of 2.5% to each of two of our executives including Mr. McAndrew, 2.5% of which has since been reacquired by the Company.

In 2008, we developed two prospects, one of which we subsequently sold and another we farmed out to a third party.  In 2009 we began drilling on our Lionheart prospect and initiated our plan to develop a salt water disposal well in Oklahoma.

In March 2009, we reincorporated through a merger in Nevada, a merger that was ratified in December 2009 by 73.9% of the holders of common stock, an action we believed appropriate to approve the measure. Management sought the approval of the merger by at least two-thirds of the holders of common stock. “See Description of Securities.”

In May 2010 we sold our interest, approximately 50.78%, in Small Cap Strategies, Inc., a corporation whose common stock is registered under Section 12 of the Securities Exchange Act of 1934. The purchaser, Bryce Knight, a principal in that company, exchanged 1,160,000 shares of our stock owned by the purchaser for our interest. In addition, we agreed to pay purchaser an additional $35,000 worth of accounts payable.  Mr. Knight was never an officer, director, employee or principle of Xtreme Oil & Gas.  The terms of the sales were negotiated during April 2010 by telephone and email exchange between Mr. Knight and Mr. DeVito and were approved by our Board of Directors in May 2010. We had acquired Small Strategies, Inc. in July 2008.

Our Approach to the Business

We believe there are opportunities to acquire properties that formerly produced oil and gas or are now operating under marginal circumstances and can be redeveloped for profitable operation using newer production techniques. These opportunities are primarily the result of neglect or abandonment of oil and gas producing properties owned by persons lacking the capital and other resources necessary to bring the properties back into production and develop recoverable hydrocarbons that remain. When we identify such a prospect we determine whether there is reason to believe the prospect has remaining hydrocarbons yet to be produced, determine a value for the prospect, and, if warranted under all the circumstances, pursue acquisition of the prospect.

About this Offering

This prospectus relates to the resale of up to 2,750,000 shares of common stock.

THE OFFERING

Common stock offered by selling stockholders:	2,750,000 shares of common stock which would represent approximately 5.9% of our outstanding common stock.

Common stock presently outstanding	44,500,831

Common stock to be outstanding prior to effective date	44,500,831

Common stock to be outstanding after the offering:	Up to 44,500,831 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders.

Risk factors:
You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page five and all other information set forth in this prospectus before investing in our common stock.

Pink Sheet Trading Symbol:	XTOG.PK

Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained in this filing before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks related to our business

Because our auditors have issued a going concern opinion and we may not be able to achieve our objectives, we may have to suspend business operations should capital or other resources, such as management or other personnel cease to be available.

Our auditors’ report in our December 31, 2009, consolidated financial statements, expressed an opinion that the Company’s capital resources as of December 31, 2009 are not sufficient to sustain operations. These conditions raise substantial doubt about our ability to continue as a going concern. There is the distinct possibility that we will no longer be a going concern and will cease operations.

We depend heavily on our senior management and we may be unable to replace key executives if they leave

The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects.  Our operations and prospects depend in large part on the performance of our senior management team, particularly Willard G. McAndrew III, Chief Executive Officer. In addition, we may not be able to find qualified replacements for him if his services are no longer available.

Mr. McAndrew will continue to have substantial control over us and could delay or prevent a change in corporate control.

As of December 2009, Mr. McAndrew owns all of our Nontransferable Preferred Stock, preferred stock having votes equal to 1.1 times the number of common shares outstanding. This Nontransferable Preferred Stock coupled with his beneficial ownership of 14,001,000 common shares gives him a total of 62,951,914 shares to vote or a voting percentage of 67.4%. See Security Ownership of Certain Beneficial Owners and Management. As a result, Mr. McAndrew will have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Mr. McAndrew will have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control of our company;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves.

We are dependent on our ability to obtain financing to supplement our cash flow from operations. Historically, we have financed our business plan and operations primarily with issuances of common stock. We also require capital to continue operations and to fund our capital budget focused on the development of oil and gas properties. Production of oil and gas will require significant capital expenditures and successful drilling operations. Our cash requirements, mostly for corporate expenses, are approximately $80,000 per month or $960,000 per year, and our drilling activity is being funded from drilling programs. Revenue from existing oil production is not yet consistent on a monthly basis, and we cannot predict whether our cash flows from the future completion of our current drilling operations and pending Saltwater Disposal Well will be sufficient to meet our monthly cash requirements. In addition, we have not yet contracted to acquire additional properties, and we are unable to determine the consideration required for their purchase, the cash requirements necessary to develop them, or the revenues from them if drilling is successful. See Management Discussion and Analysis of Financial Condition and Results of Operations – For the Years Ended December 31, 2009 compared to 2008 – Liquidity and Capital Resources.We will be required to meet our needs from our internally generated cash flows, debt financings and equity financings.

If our revenues decrease as a result of lower commodity prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our projects, which in turn could lead to a possible loss of properties and a decline in any oil and gas we may recover.

Risk Factors - continued

Risks related to our business - continued

Drilling and exploring for, and producing, gas and oil are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Drilling and exploration are the main methods we use to replace our hydrocarbons. However, drilling and exploration operations may not result in any increases in hydrocarbons for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive gas or oil reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents;

•	adverse weather conditions, including tornados;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in gas and oil prices;

•	limitations in the market for gas and oil;

•	surface access restrictions;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain. Even when used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists and geologists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or producible economically. In addition, the use of 3-D seismic and other advanced technologies require greater predrilling expenditures than traditional drilling strategies.

In addition, higher gas and oil prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations that we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our production and reduce our revenues.

We may not discover commercial quantities of oil and gas reserves, which will impact our ability to meet our business goals.

Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to create a positive cash flow for the Company or that the projects in which we elect to participate will be successful. Our planned projects may not result in significant reserves or we may not have future success in drilling productive wells at economical reserve replacement costs.

Risk Factors - continued

Risks related to our business - continued

Oil and gas prices are volatile and an extended decline in prices can significantly affect our financial results, impede our growth and hurt our business prospects.

Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties could be affected by the then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas could:

•	have a material adverse effect on our results of operations,

•	limit our ability to attract capital,

•	make the formations we are targeting significantly less economically attractive,

•	reduce our cash flow and borrowing capacity, and

•	reduce the value and the amount of any future reserves.

Various factors beyond our control will affect prices of oil and gas, including:

•	worldwide and domestic supplies of oil and gas,

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

Our exploration and development activities are subject to reservoir and operational risks which may lead to increased costs and decreased production.

The marketability of our oil and gas production, if any, will depend in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or flawed drilling operations. Operational risks include hazards such as fires, explosions, craterings, blowouts uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial condition and results of operations.

We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results.

It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. If the title to the leases acquired is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state’s interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

Currently, all of our properties are located in Texas and Oklahoma, and our leases are primarily attributable to fields in those areas, making us vulnerable to risks associated with having our production concentrated in a small area.

The vast majority of our producing properties are geographically concentrated in Texas and Oklahoma, and our leases are primarily attributable to the fields in that area. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailments of production, natural disasters, interruption of transportation of gas produced from the wells in these basins or other events that impact these areas.

Identified drilling locations that we decide to drill may not yield gas or oil in commercially viable quantities and are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our drilling locations are in various stages of evaluation, ranging from locations that are ready to be drilled to locations that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular drilling location will yield gas or oil in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively before drilling whether gas or oil will be present or, if present, whether gas or oil will be present in commercial quantities. The analysis that we perform may not be useful in predicting the characteristics and potential reserves associated with our drilling locations. As a result, we may not find commercially viable quantities of gas and oil.

Risk Factors - continued

Risks related to our business - continued

Our drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of factors, including gas and oil prices, costs, the availability of capital, seasonal conditions, regulatory approvals and drilling results. Because of these uncertainties, we do not know when the unproved drilling locations we have identified will be drilled or if they will ever be drilled or if we will be able to produce gas or oil from these or any proved drilling locations. As such, our actual drilling activities may be materially different from those presently identified, which could adversely affect our business, results of operations or financial condition.

Unless we replace our gas and oil reserves, our reserves and production will decline.

Our future gas and oil production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our level of production and cash flows will be affected adversely. In general, production from gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. The oil and gas on our leases will decline as our wells produce unless we conduct other successful exploration and development activities or acquire properties containing oil and gas, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of gas and oil would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring reserves.

Our actual production, revenues and expenditures related to our oil and gas prospects are likely to differ from our estimates of hydrocarbons. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve reports. These differences may be material.

We estimate the amount of hydrocarbons available in our prospects. Petroleum engineering is a subjective process of estimating underground accumulations of gas and oil that cannot be measured in an exact manner. Estimates of economically recoverable gas and oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future gas and oil prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all estimates of recoverable oil and gas are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of gas and oil that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future gas and oil prices.

Estimates of proved undeveloped reserves are even less reliable than estimates of proved developed reserves.

Furthermore, different engineers may make different estimates of recoverable oil and gas and cash flows based on the same available data. Our actual production, revenues and expenditures will likely be different from estimates and the differences may be material. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for gas and oil;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

Risk Factors - continued

Risks related to our business - continued

You should not assume that the present value of future net revenues from our potential recoverable oil and gas is the current market value of our estimated gas and oil reserves. All of our reserves are undeveloped.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, equipment, supplies and qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in the areas where we operate, we could be materially and adversely affected.

Competition in the oil and gas industry is intense, and many of our competitors have resources that are greater than ours.

We operate in a highly competitive environment for acquiring prospects and productive properties, marketing gas and oil and securing equipment and trained personnel. Many of our competitors are major and large independent oil and gas companies that possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

We depend on our management team and other key personnel. Accordingly, the loss of any of these individuals could adversely affect our business, financial condition and the results of operations and future growth.

Our success largely depends on the skills, experience and efforts of our management team and other key personnel. The loss of the services of one or more members of our senior management team or of our other employees with critical skills needed to operate our business could have a negative effect on our business, financial condition, results of operations and future growth. If any of our officers or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. Our ability to manage our growth, if any, will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

We are subject to complex governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, gas and oil, and operating safety, and protection of the environment, including those relating to air emissions, wastewater discharges, land use, storage and disposal of wastes and remediation of contaminated soil and groundwater. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may encounter reductions in reserves or be required to make large and unanticipated capital expenditures to comply with governmental laws and regulations, such as:

•	price control;

•	taxation;

•	lease permit restrictions;

Risk Factors - continued

Risks related to our business - continued

•	drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions; and

•	permitting requirements.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	well reclamation costs, soil and groundwater remediation costs; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed, and our cost of operations could significantly increase as a result of environmental safety and other regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects. Intricate and changing environmental and other regulatory requirements may require substantial expenditures to obtain and maintain permits. If a project is unable to function as planned, for example, due to costly or changing requirements or local opposition, it may create expensive delays, extended periods of non-operation or significant loss of value in a project.

Technological changes could put us at a competitive disadvantage.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

Our oil and gas business depends on transportation facilities owned by others.

The marketability of our potential oil and gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Attempts to grow our business could have an adverse effect on our ability to manage our growth effectively.

Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although this rapid growth may not occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

Our results are subject to quarterly and seasonal fluctuations.

Our quarterly operating results have fluctuated in the past and could be negatively impacted in the future as a result of a number of factors, including:

•	seasonal variations in gas and oil prices;

•	variations in levels of production; and

•	the completion of exploration and production projects.

Risk Factors - continued

Risks related to our business - continued

Market conditions or transportation impediments may hinder our access to gas and oil markets or delay our production.

Market conditions, the unavailability of satisfactory gas and oil processing and transportation may hinder our access to gas and oil markets or delay our production. The availability of a ready market for our gas and oil production depends on a number of factors, including the demand for and supply of gas and oil and the proximity of reserves to pipelines or trucking and terminal facilities. In addition, the amount of gas and oil that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to the gathering or transportation system or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months, and in many cases we are provided with limited, if any, notice as to when these circumstances will arise and their duration. As a result, we may not be able to sell, or may have to transport by more expensive means, the gas and oil production from wells or we may be required to shut in gas wells or delay initial production until the necessary gathering and transportation systems are available. Any significant curtailment in gathering system or pipeline capacity, or significant delay in construction of necessary gathering and transportation facilities, could adversely affect our business, financial condition or results of operations.

Environmental liabilities may expose us to significant costs and liabilities.

There is inherent risk of incurring significant environmental costs and liabilities in our gas and oil operations due to the handling of petroleum hydrocarbons and generated wastes, the occurrence of air emissions and water discharges from work-related activities and the legacy of pollution from historical industry operations and waste disposal practices. We may incur joint and several or strict liability under these environmental laws and regulations in connection with spills, leaks or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, many of which have been used for exploration, production or development activities for many years, oftentimes by third parties not under our control. Private parties, including the owners of properties upon which we conduct drilling and production activities as well as facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our production or our operations or financial position. We may not be able to recover some or any of these costs from insurance.

Our growth strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

Our growth strategy may include acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully.

Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations;

•	potential loss of key employees of the acquired companies;

•	potential lack of operating experience in a geographic market of the acquired business; and

•	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

Risk Factors - continued

Risks related to our business - continued

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to drilling rigs, resulting in suspension of operations;

•	weather-related damage to our facilities;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur or escalate, the resulting political instability and societal disruption could reduce overall demand for gas and oil, potentially putting downward pressure on demand for our services and causing a reduction in our revenue. Gas and oil related facilities could be direct targets for terrorist attacks, and our operations could be adversely impacted if significant infrastructure or facilities we use for the production, transportation or marketing of our gas and oil production are destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become difficult to obtain, if available at all.

Risks related to this filing

There has been no public market for our common stock, and our stock price may fluctuate significantly.

There is currently no significant public market for our common stock, and an active trading market may not develop or be sustained after the sale of all of the shares covered by this filing. The market price of our common stock could fluctuate significantly as a result of:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts about us or the exploration and production industry;

•	liquidity and registering our common stock for public resale;

•	actual or unanticipated variations in our reserve estimates and quarterly operating results;

•	changes in gas and oil prices;

•	speculation in the press or investment community;

•	sales of our common stock by our stockholders;

•	increases in our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market and economic conditions, including the occurrence of events or trends affecting the price of gas; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

If a trading market develops for our common stock, stock markets in general experience volatility that often is unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Risk Factors - continued

Risks related to this filing - continued

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business.

Certain stockholders’ shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly.

As of January 11, 2011, we had outstanding 44,500,831 shares of common stock.  Sales of a substantial number of shares of our common stock in the public markets following this filing by any of our existing stockholders (or persons to whom our existing stockholders may distribute shares of our common stock), or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 200 million shares of common stock and 50 million shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

As a small company, we do not expect significant visibility or interest in us by the financial markets in the near term. The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about us and our business. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for acquisitions or operations. We may also acquire interests in outside companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the Pink Sheets does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us.  Our common stock is thus subject to this volatility.  Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

Our failure to file reports in a timely manner required under the Securities Exchange Act of 1934 may result in a change of where our stock is traded resulting in less liquidity in the market for our stock and greater volatility in our stock price.

Although our stock is currently traded in the pink sheets, we plan to arrange for our shares to be traded on the OTC Bulletin Board or on the NASDAQ markets.  In the past, we have failed to file quarterly reports on Form 10-Q in a timely manner. Should we be quoted or traded other than in the Pink Sheets, it is possible that if late filings occur in the future, trading in our stock would revert back to the Pink Sheets with a possible decrease in liquidity and increase in volatility of our stock price.

Further, the failure to make timely filings would decrease the information about us available to the public during such delinquencies with a similar decrease in liquidity and increase in volatility.

Risk Factors - continued

Risks related to this filing - continued

Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by public companies that like us previously had no or nominal operations and no or nominal assets, so called shell companies. The SEC has codified and expanded this position in its amendments by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•            The issuer of the securities that was formerly a shell company has ceased to be a shell company;

•           The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•           The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•           At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

On February 12, 2010, we filed a Form 10 electing to become a reporting company under the Securities Exchange Act of 1934, as amended.  Nonetheless, if we are not current in our filings on February 12, 2011, Rule 144 would not be available for the resale of securities under Rule 144.  Should that situation exist on February 12, 2011 our shareholders wishing to utilize Rule 144 would not be able to sell pursuant to Rule 144 until such delinquent filing was made.  Therefore, Rule 144 would be available generally for our shareholders other than affiliates once the filings delinquent on February 12, 2011 had been made.

Our common stock can become subject to penny stock regulation.

As a penny stock, our common stock may become subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the NASDAQ Stock Market or another recognized stock exchange and has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3(a)(51) definition of a penny stock and have our common stock considered to be a “penny stock,” with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will not be considered a “penny stock” if our net tangible assets exceed $2,000,000 or our average revenue is at least $6,000,000 for the previous three years.

Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.”  Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by the selling stockholders.

Selling Security Holders

We are registering 2,750,000 shares for the following additional shareholders:

Selling Owner	Shares
E L Shockey	250,000
Stefan Vassen	33,333
AranWest Limited – NOTE 1	100,000
Arthur Lundgren	25,000
Ben Doherty	50,000
William Perrot	30,000
Bob Greeves	109,333
Spencer C Greeves	12,000
Kilby G Hendrix	12,000
Capital Group Advisors Inc – NOTE 2	100,000
Donald I & Florence L Combs JTWROS – NOTE 11	133,333
EC Davenport & Dara J Davenport	8,000
Edward J Devereaux	50,000
Jennifer Wong	100,000
Eric Stavoe	66,666
Floyd L Wiseman	20,000
Fran Lucci-Pannozzo	10,000
Newport Capital Consultants Inc – NOTE 3	100,000
Gilbert H Dunham	13,333
Howard Stillman	3,000
Jaime J Ramirez	100,000
Golfingedge.com – NOTE 4	25,000
Hillcrest Investors LTD – NOTE 5	25,000
Keith Robertson	25,000
Lola Young Family Limited Partnership – NOTE 12	216,666
Marie H Mosier	25,000
Omar Jimenez	10,000
Robert A Hobson	5,000
Robert S Katz	15,000
Frisco Capital Inc – NOTE 6	25,000
Steven Pouls	20,000
Thomas W Rogers & Cynthia K Rogers TTEE	106,666
Infusion Capital LLC – NOTE 7	25,000
Jerry Monday	13,333
Barry Fitzgerald	26,666
Lisa R Cobb	10,000
Frank E Iaquinta	13,334
Amy L Solland	10,000
Marc Henn	4,000
Paul E Burgdorf	4,000
Barbara Wright	130,000
Ronald A Cass	26,666
Eileen A Colonna	13,334
Alexi Fakhari	40,000
Antony Lay	40,000
Bonnie Biorn	26,666
Peter G Rampton	13,333
Ilya Sorokin	20,000
Francine Winiker	13,334
Bruce C. Ramsey	13,333
Bill J. Beattie	50,550

Selling Security Holders - continued

Frank B. Bernard	50,550
William H. Payne	50,550
Kevin G. Quinn	17,100
Rick Cheveldave	11,250
Amigo Oil and Gas, LLC – NOTE 8	20,000
Lloyd E. Allen Jr. & Donna K. Allen	33,333
The #1 Golf Company – NOTE 9	170,000
Robert B. Fields	13,333
Richard Hyman	13,333
Knight Enterprises – NOTE 10	11,005
Eclipse IOR Services, LLC – Note 13	16,000
Garrison Brothers Pipe & Used Equipment, Inc. – Note 14	4,667
Southern Wellhead, Inc. - NOTE 15	21,000

Note 1 - Aranwest is controlled by Mr. Richard G. de W Wigley
Note 2 - Capital Group Advisors is controlled by David Van Vort
Note 3 - Newport Capital Consultants is controlled by Gary Bryant
Note 4 – Golfingedge.com is controlled by JD Kerr
Note 5 – Hillcrest Investors LTD is controlled by John Goodykoontz
Note 6 – Frisco Capital is controlled by Steven Jones
Note 7 – Infusion Capital, LLC is controlled by Vicki Beard
Note 8 – Amigo Oil and Gas, LLC is controlled by Paul Hudson
Note 9 – The #1 Golf Company is controlled by John Lisanti and Cary Schuman
Note 10 – Knight Enterprises is controlled by Bryce Knight
Note 11 – Donald I & Florence L Combs JTWROS is controlled by Donald Combs
Note 12 - Lola Young Family Limited Partnership is controlled by Lola Young
Note 13 – Eclipse IOR Services, LLC is controlled by Jay Portwood
Note 14 – Garrision Brothers Pipe & Used Equipment, Inc. is controlled by Terral Garrison
Note 15 – Southern Wellhead, Inc. is controlled by Ron Canada

Plan of Distribution

This prospectus includes 2,750,000 shares by others identified in the above table. The shares will be offered at a fixed price of $1.50 per share until such time as the shares are quoted on the OTC Bulletin Board or an exchange and thereafter at prevailing market prices or privately negotiated prices.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the Pink Sheets or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	At a fixed price of $1.50 per share until there is a public market;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person.  In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells.  In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Plan of Distribution - continued

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.  If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Market Price of and Dividends on the Registrant’s
Common Equity and Related Stockholder Matters

Market Price and Stockholder Matters

Xtreme’s common stock trades in the pink sheets market and quotations for the common stock are listed in the “Pink Sheets” published by the National Quotation Bureau under the symbol “XTOG”. The following table sets forth for the respective periods indicated the prices of Xtreme’s common stock in this market as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter	Low	High
	Ended	Bid ($)
March 31, 2007	1.00	3.50
June 30, 2007	2.50	2.50
September 30, 2007	2.50	2.50
December 31, 2007	1.00	1.00

March 31, 2008	1.00	1.00
June 30, 2008	1.50	1.50
September 30, 2008	1.01	1.01
December 31, 2008	1.05	1.05

March 31, 2009	.90	.90
June 30, 2009	1.25	1.25
September 30, 2009	1.25	1.25
December 31, 2009	1.25	1.25

March 31, 2010	1.50	1.50
June 30, 2010	1.55	1.55
September 30, 2010	1.52	1.52
December 31, 2010	2.05	2.05

On January 11, 2011 there were 225 holders of record of our common stock listed by our transfer agent.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

Description of Business and Properties

Our Company

In October 2006, Emerald Energy Partners LLC purchased a 22.275% interest in two contiguous oil and gas properties in Brown County Texas, the West Thrifty Unit and the Quita Field. In December 2006, Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC and changed its name to Xtreme Oil & Gas, Inc.

Xtreme Technologies, Inc. was incorporated in Washington in 2003 and focused on telecommunications technologies. By early 2006 that business ceased operations and had no assets, becoming a shell company at that time. Immediately prior to its acquisition of Emerald Energy Partners, LLC, Xtreme Technologies, Inc. effected a one for 500 reverse stock split leaving 185,516 shares outstanding. Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC for 7,960,000 shares of Common Stock.

The acquisition of Emerald Energy Partners, LLC is treated for accounting purposes as an acquisition of Xtreme Technologies, Inc. by Emerald Energy Partners and a re-capitalization of the limited liability company. With the acquisition of Emerald Energy Partners LLC, we began to acquire and to develop additional oil and gas properties.

In March 2009, we reincorporated through a merger in Nevada, a merger that was ratified in December 2009 by 73.9% of the holders of common stock, an action we believed appropriate to approve the measure. Management sought the approval of the merger by at least two-thirds of the holders of common stock. “See Description of Securities.”

In May 2010 we sold our interest, approximately 50.78%, in Small Cap Strategies, Inc., a corporation whose common stock is registered under Section 12 of the Securities Exchange Act of 1934. The purchaser, Bryce Knight, a principal in that company, exchanged 1,160,000 shares of our stock owned by the purchaser for our interest. In addition, we agreed to pay purchaser an additional $35,000 worth of accounts payable.  Mr. Knight was never an officer, director, employee or principle of Xtreme Oil & Gas.  The terms of the sales were negotiated during April 2010 by telephone and email exchange between Mr. Knight and Mr. DeVito and were approved by our Board of Directors in May 2010. We had acquired Small Strategies, Inc. in July 2008.

Our Approach to the Business

We believe there are opportunities to acquire properties that formerly produced oil and gas or are now operating under marginal circumstances and can be redeveloped for profitable operation using newer production techniques. These opportunities are primarily the result of neglect or abandonment of oil and gas producing properties owned by persons lacking the capital and other resources necessary to bring the properties back into production and develop recoverable hydrocarbons that remain. When we identify such a prospect we determine whether there is reason to believe the prospect has remaining hydrocarbons yet to be produced, determine a value for the prospect, and, if warranted under all the circumstances, pursue acquisition of the prospect.

In addition, we plan to drill and operate saltwater disposal wells and began our first saltwater disposal well in the first half of 2010.

Our primary focus is on older mature production areas where production histories, reservoir evaluations, and other data on the properties are available. Such information is obtained either from the entity that owns the property or from public records of governmental agencies that regulate oil and gas producing activities. Well logs available on the properties facilitate the calculation of an estimate of initial oil or gas volume in place, while decline curves from recorded production history facilitate our judgment of hydrocarbons that can be recovered. We use this information to identify and value potential acquisitions, and to develop a plan for developing and improving production on properties acquired.

After acquisition of a property, we perform an extensive field study either in-house, thereafter submitting it to outside review, or commission an independent party to conduct a study, which is then reviewed by the in-house staff. The objective is to decide upon the most cost-efficient and operationally efficient way to produce the hydrocarbons remaining and recoverable on that property. Xtreme applied this process of evaluation and purchase to the acquisition of its current working interest in oil and gas properties, such as the West Thrifty and Lionheart fields.

Historically, Xtreme has focused its acquisition and development activities in Oklahoma and North Texas, and Xtreme intends to continue with that geographic focus. Nevertheless, should Xtreme receive unsolicited proposals on the acquisition of properties in other states that are attractive, we will investigate and, if warranted, make an effort to acquire an interest in such properties at an acceptable price.

Our Chief Executive Officer, Willard McAndrew, leads our evaluation process, consulting with professionals engaged by the Company. Our Chief Operating Officer, Nicholas DeVito, manages the development and operation of properties with our Chief Executive Officer, contracting with third parties to drill a prospect. We presently do not have an engineering staff nor do we have employees engaged in the daily operations and drilling of wells. In the near future, we do not anticipate hiring additional professionals or others to evaluate, drill or operate our wells. We expect to hire independent contractors to perform these functions on a project by project basis.

Description of Business and Properties - continued

Our Approach to the Business - continued

Generally, Xtreme will acquire properties for the long term and will not look to sell except through drilling joint ventures and partnerships with other investors; although circumstances could arise where Xtreme may elect to re-balance its portfolio by selling or trading lesser producing properties in order to redeploy capital to a better opportunity in other areas of activity. Also, Xtreme will operate its own properties and it is not expected to participate in any projects as a passive investor.  We expect that drilling projects for the foreseeable future will be financed by selling Common Stock or by selling interest through joint ventures or partnerships with additional investors with Xtreme maintaining approximately a 50% working interest in the property.

Xtreme holds working interests in its oil and gas properties and is, therefore, responsible with other working interest owners, if any, for the payment of its proportionate share of the operating expenses of the wells. Working interest owners are typically responsible for all lease operating and production expenses. Royalty owners and over-riding royalty owners receive a percentage of gross oil and gas production revenue for a particular lease and are not responsible for the costs of operating the lease.

As of December 31, 2009, the company owns working interest on 1,832 surface acres containing 65 oil wells and drilling locations in Texas and Oklahoma.

Current Oil and Natural Gas Projects

We are in the process of building our portfolio of oil and natural gas properties. We believe that the application of advanced drilling, completion and stimulation technologies combined with a strong commodity pricing environment could make profitable the development of oil and gas prospects that were formerly productive or are now operating under marginal circumstances.

As of January 1, 2010, we owned and operated three locations in Texas and Oklahoma. Several of these fields have been drilled and are producing while we are determining the final drilling locations and technological approaches for the others.

West Thrifty Unit/Quita Field

In October 2006, Emerald Energy acquired a 22.275% interest, a 15% net revenue interest, in the West Thrifty Unit (the “WTU”) and the Quita Field (the “Quita”). The WTU is located in Brown County, Texas, on 1,272 and 400 contiguous surface acres, respectively. The WTU has 53 wells, all drilled to the Fry Sand, a producing zone located at a depth of approximately 1,300 feet, with the Quita having ten wells, all drilled to deeper formations, the Caddo and Ellenberger formations.

We acquired the balance of the WTU working interest of 77.725% by February 2008. Our 100% working interest was a 65% net revenue interest with two over riding royalties totaling 5% being assigned to two of the then principals of the Company, one of which was Mr. McAndrew, 2.5% of which has since been reacquired by the Company. For these transactions we paid 6,860,000 shares of stock and valued our working interest in the West Thrifty Unit at $5,034,400.

We intend to redevelop these two fields as existing wells having been produced over several years and are now marginally producing, if at all. We plan to continue our water flooding operations in different parts of the fields which will require a significant capital investment to bring these new operations to fruition, a portion of the proceeds of this offering being utilized to preliminarily develop this prospect and anticipate, either through the issuance of additional shares or through drilling programs, to develop the prospect.  We will be injecting water into older wells to drive production to other existing wells, anticipating about 20% to 30% of the existing wells being productive. We also performed some development work in the Quita field in 2008 using chemical tracers to determine fluid flow patterns.  While we achieved an increase in production to 30 barrels of oil per day plus almost 1,000 barrels of water by flooding with 1,000 barrels of water per day, we believe that the initial development plan over stimulated the field and did not maximize the prospect’s potential. Our plan is to re-enter the field using less aggressive water flooding and chemical production techniques.

We have sold portions of working interests in both fields. In January 2008, we sold a 75% working interest in three of the wells located in the Quita, and in May of the same year, we sold a 50% working interest in another Quita well.  In December 2009 the 75% working interest was returned to Xtreme in exchange for accounts receivable of approximately $300,000.

In 2009, we sold a 10% working interest in the WTU for $250,000 cash.

The Company is the Operator of the WTU and the Quita Field.

Description of Business and Properties - continued

Current Oil and Natural Gas Projects - continued

I.R.A. Oil and Gas, LLC and KT Energy 1 LLC

We acquired I.R.A. Oil and Gas, LLC in October 2007 for warrants to purchase 400,000 shares of common stock, assets valued at $50,000 (a performance bond) and the assumption of debt. At the end of 2007 we wrote off $266,966 in goodwill originally accrued as part of that transaction and the warrants were subsequently returned to the Company.  I.R.A. Oil and Gas, LLC, now named Xtreme Operating Co., LLC, is licensed by the State of Texas to act as an operator of oil and gas properties; we conduct our drilling operations through this entity.

In 2007 and in conjunction with the acquisition of I.R.A Oil and Gas, LLC as well as the original Emerald Energy Partner LLC, we acquired interests in two West Texas leases, the Fennell Unit and the Smith-Goode properties. In August 2007, we contributed our interest in the Fennell Unit and the Smith-Goode Property for a 50% membership interest in KT Energy 1, LLC (“KT“), plus the Company issued 1,000,000 shares of its common stock to other members. We recorded $440,000 as the value of our interest in the partnership. In April 2008, we relinquished our interest in the partnership for the return of the 1,000,000 shares of stock, the assumption of certain liabilities of I.R.A. Oil and Gas, LLC by KT and $125,000 cash paid to us.

Horsethief, Commanche, Fannin, Winston and Cookie Transactions.

In February 2008, we acquired five properties for $1,868,500 of securities, three of which (Horsethief, Commanche, and Fannin) we wrote off in 2008 for $1,616,000. In 2008 we determined that the title on these three properties was either clouded or had other issues that prevented development. Although we raised $400,000 for development of the Cookie, we determined that it too had similar problems and converted the interests sold in the Cookie property to interests in a drilling program developed for the Lionheart.

On December 10, 2009 we transferred through settlement agreement the interest in the Cookie and Winston properties back to the individual seller and/or entities affiliated with him.

Oil Creek

In March, 2008 we acquired the Oil Creek property, located in McLain County, OK. We drilled and completed this well under contract with a third party. We purchased a 10% working interest, retained a 12.5% carried interest, retained a 10% geological and generation interest and a 12.5% back-end after payout interest in this property. Within the Area of Mutual Interest (AMI) we are to receive these same terms on any other projects. See Legal Proceedings.  We were successful in raising $1,800,000 for the drilling and completion of this well and it has produced over $1,000,000 in revenue during 2009 and 2010 of which 15% are attributable to our interest.

Lionheart

On October 1, 2008, we acquired the Lionheart property located in Logan County, OK. We recognized income from assets sales $1.8 million in 2009 from selling interests in this drilling project. In the summer of 2009, we began drilling on the prospect and in January 2010 began modest production on the prospect with plans to increase this production by using an acidizing and fracturing methodology. We successfully raised $1,290,000 for the drilling and completion of this well and were producing an average of 75 barrels per day of oil and 250 mcf of gas beginning in January 2010 and continued production until February 17, 2010 when a vendor failed to properly secure their equipment and damaged the wellbore. Production is now 2 mcf of gas per day.  Initial repairs were completed to the well in June 2010 and we are in the process of testing production flows before resuming operations. See “Legal Proceedings”

The Company is the Operator of the Lionheart property.

Salt Water Disposal Well

We have begun drilling on a salt water disposal well located south of Oklahoma City, a program financed through a drilling program. We raised approximately $3,250,000 for this drilling program during the fourth quarter 2009 through first quarter 2010.  We anticipate completing this well before the end of the 2010.

Production and Operating Statistics

The following table presents certain information with respect to our gross production and operating data for the periods presented:

	Year Ended December 31,
	2009	2008	2007
Gas
Production (mcf)	0	0	0
Revenue	0	0	0
Average production per day (mcf)*	0	0	0
Average sales price per mcf	0	0	0
Production costs **	0	0	0
Oil
Production (bbl)	5,500	6,972	0
Revenue	$196,249	$415,010	0
Average production per day (bbl)*	15.1	19.1	0
Average sales price per bbl	$53.48	$75.53	0
Production costs **	$261,540	$665,033	0

*      Average production is based on a 365 day year
**    Production costs, exclusive of work-over costs, are costs incurred to operate and maintain wells and equipment and to pay production taxes.

Description of Business and Properties - continued

Productive Wells and Acreage

The following table sets forth our interest in undeveloped acreage, developed acreage and productive wells in which we own a working interest as of December 31, 2009. Gross represents the total number of acres or wells in which we own a working interest. Net represents our proportionate working interest resulting from our ownership in the gross acres or wells. Productive wells are wells in which we have a working interest and that are producing and wells capable of producing oil or natural gas or both.

	Productive Wells		Developed Acres		Undeveloped Acres
Area	Gross	Net	Gross	Net	Gross	Net
Oil Creek	1	0	80	8	0	0
Lionheart	1	1	160	89	0	0
West Thrifty	53	34	1,272	1,144	0	0
Quita	10	5	400	500	0	0

Drilling Activity

The following table sets forth the number of completed gross exploratory and gross development wells drilled by us. The number of wells drilled refers to the number of wells commenced at any time during the respective year. Productive wells are producing wells and wells capable of production.

	Gross
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2009	0	0	0	1	0	1
Year ended December 31, 2008	0	0	0	1	0	1
Year ended December 31, 2007	0	0	0	0	0	0
	Net
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2009	0	0	0	1	0	1
Year ended December 31, 2008	0	0	0	0	0	0
Year ended December 31, 2007	0	0	0	0	0	0

The Company has no delivery commitments for oil or gas but is selling oil and gas to purchasers on request.

Industry and Economic Factors

In managing its business, Xtreme will face many factors inherent in the oil and gas industry. First and foremost is wide fluctuation of oil and gas prices. Historically, oil and gas markets have been cyclical and volatile, with future price movements difficult to predict. While revenues will be a function of both production and prices, wide swings in prices will have the greatest impact on results of operations.

Historically, the primary components of Xtreme revenues and cash flows were generated through sale of oil and gas and through the issuance of stock.  In addition, we sold working interests in Xtreme’s properties. Funds generated from such sales were used to acquire new properties and to fund re-completion and development work on properties owned. Xtreme plans to continue to sell working interests and seek joint venture and other strategic partner arrangements to develop its properties and fund purchases of new properties.

Operations in the oil and gas industry entail significant complexities. Xtreme will continue to focus on acquiring oil and gas properties with histories of production or a significant amount of exploratory history that can serve as the basis for evaluation. Even with the evaluation of persons with significant experience and technical background of substantial production records and geological information, it is not possible to determine conclusively the amount of hydrocarbons present, the cost of development, or the rate at which hydrocarbons may be produced.

The oil and gas industry is highly competitive. Xtreme will compete with major and diversified energy companies, independent oil and gas businesses, and individual operators. In addition, the industry as a whole competes with other businesses that supply energy to industrial and commercial end users.

Extensive Federal, state and local regulation of the industry significantly affects operations. In particular, oil and gas activities are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating, and abandoning oil and gas wells and related facilities. These regulations may become more demanding in the future.

Description of Business and Properties - continued

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and, with the exception of gas, all producers in a producing region will receive the same price. Purchasers or gatherers will typically purchase all crude oil offered for sale at posted field prices which are adjusted for quality difference from the “Benchmark”. Benchmark is the price of Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Oil pumped from wells is stored in tanks on site where the purchaser normally picks up the oil at the well site, but in some instances there may be deductions for transportation from the well head to the sales point. Xtreme handles payment disbursements to the working interest owners.

Gas is gathered through connections between our gas wells and the pipeline transmission system. In many cases the pipeline is owned by a gas company or a transmission company. Gas purchasers pay well operators 100 percent of the sale proceeds of gaseous hydrocarbons on or about the 25th of each month for the previous month’s sales. The operator is responsible for all distributions to the working interest and royalty owners. There is no standard price for gas and prices will fluctuate with the seasons and the general market conditions.

The Company had oil sales to four unaffiliated purchasers, Plains Marketing, DCP Midstream, Pacer Energy and Sunoco for the year ended December 31, 2009., which accounts for 100% of our oil and gas sales, excluding our sales of working interest to third parties.  We believe that there is a ready market for all oil and gas we produce with pipelines in place where we would produce gas. Xtreme has no other relationship with any of these customers. This concentration is a matter of convenience for us rather than necessity, since these customers are active buyers in the areas where our wells are located and prices between potential customers vary little or not at all because prices are tied to the going market rate for the commodity. If Xtreme lost any customer, management believes Xtreme could quickly replace the lost customer with other buyers paying comparable prices. Consequently, management does not believe the loss of one of Xtreme’s major customers would have a material adverse effect on its business.

Xtreme recognizes revenue from the sale of crude oil when the customer picks-up the oil in our field and sales of gas when it reaches the customer’s point of purchase in the gas transmission system. The amount we recognize for each well is based on the percentage of our net revenue interest in the well, and the remainder is allocated to other persons holding a net revenue interest.

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes, all of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we have. Consequently, they have greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

General

The production and sale of oil and gas is subject to regulation by state, federal, and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975, which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such re-imposition might occur and the effect thereof on us cannot be predicted.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is “deregulated”). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission (“FERC”). In June 1986, FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Description of Business and Properties - continued

Governmental Regulation - continued

Our operations are subject to extensive and continually changing regulations because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that these regulations will have a significant negative impact on our operations with the acquired assets.

Transportation

There are no material permits or licenses required beyond those currently held by us or incident to our operations.

We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. Condensates are liquid hydrocarbons recovered at the surface that result from condensation due to reduced pressure or temperature of petroleum hydrocarbons existing initially in a gaseous phase in the reservoir. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, FERC regulates the construction of natural gas pipeline facilities, and the rates for transportation of these products in interstate commerce.

Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete.

Regulation of Drilling and Production

Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

•            the amounts and types of substances and materials that may be released into the environment,
•            the discharge and disposition of waste materials,
•            the reclamation and abandonment of wells and facility sites, and
•            the remediation of contaminated sites,

In order to comply with these statutes and regulations, we are required to obtain permits for drilling operations, drilling bonds, and reports concerning operations. Texas and Oklahoma laws contain provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, and the regulation of the spacing, plugging, and abandonment of wells.

Environmental Regulations

Our operations are affected by the various state, local and federal environmental laws and regulations, including the Oil Pollution Act of 1990, Federal Water Pollution Control Act, and Toxic Substances Control Act. The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

Description of Business and Properties - continued

Governmental Regulation - continued

Generally, environmental laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

•	drilling,

•	development and production operations,

•	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and

•	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

•	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,

•
capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

•	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug, and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on operations. However, we do not believe that changes to these regulations will have a significant negative effect on operations with the acquired assets.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the cleanup of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

Employees

Xtreme presently has six full-time executive, operational, and clerical employees. In addition, we employ several contractors and consultants for engineering, geology, operations and business management. None of our employees is a member of a labor organization or is covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Other Property

The Company currently leases 3,181 square feet of office space in Plano, Texas. Our lease continues through November 30, 2013 at a cost of $22 per square foot / year increasing to $24 per square foot / year during the term of the lease.

Legal Proceedings

On December 1, 2009 we began legal proceedings in McLain County District Court in Purcell, Oklahoma against D. Deerrman, L.P. alleging breach of contract and demanding payment for fees owed, oil and gas production revenue and other expenses on the Oil Creek property in excess of $75,000 based on our contracted ownership percentage.  The suit also demands an accounting discovery for all items in dispute. On December 31, 2009, Deerrman filed a counterclaim in the same court claiming breach of contract for drilling the Oil Creek property and demanding payment of $235,000 for expenses incurred. We are currently in the discovery phases of this action.

On April 20, 2010 Mr. Bruce Scambler began legal proceedings in Logan County District Court in Oklahoma against us alleging breach of contract and demanding payment for lost revenue and missing equipment in excess of $75,000 based on a settlement agreement entered into on December 10, 2009.  We filed a dismissal in the same court and on October 8, 2010 the case was dismissed.

On March 30, 2010 each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court in Oklahoma demanding judgment for past due invoices in excess of $75,000. We dispute the amounts due based on contracted terms between us.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary. Native American’s motion for Summary Judgment was dismissed on September 14, 2010. On October 19 we settled the claims with Pan American Drilling services.

On July 8, 2010, Mr. Bert Valentine filed suit in Logan County District Court, Oklahoma alleging breach of contract.  The court dismissed the suit on September 9, 2010 and gave Mr. Valentine 30 days to amend his pleadings as they were not clear or specific. After discussions between the parties Mr. Valentine has dropped his suit.

On April 27, 2010, we filed suit against Genie Well Services in U.S. District Court for the Western District of Oklahoma demanding restitution for damaging our Lionheart well for damages in excess of $75,000 based on their negligence that resulted in damaging the wellbore.  Genie filed a counterclaim for $53,110.50 for their services rendered after causing the damage. Genie recently admitted their liability to the court and we are currently in settlement discussions with them.  Depositions are being taken in January 2011. We expect a settlement in 2011.

Legal Proceedings - continued

Neither Xtreme nor any of its officers, directors or holders of five percent or more of its common stock is a party to any additional material pending legal proceedings and to the best of our knowledge, no additional such proceedings by or against Xtreme or its officers, or directors or holders of five percent or more of its common stock have been threatened.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Xtreme Oil & Gas, Inc. is a growing independent energy company focused on the acquisition, development, ownership, operation and investment in energy-related businesses and assets, including, without limitation, the acquisition, exploration and development of natural gas and crude oil, and other related businesses which management believes have potential for improved production rates and resulting income by application of both conventional and non-conventional improvement and enhancement techniques. As of December 31, 2009 we own working interests in 1,832 acres of oil and gas leases in Texas and Oklahoma that now include 10 gross producing wells and 55 gross non-producing wells. Xtreme is pursuing an ongoing reworking and drilling program to increase production from its properties.

Our revenues are derived from the sale of oil and gas products and sale of interests, principally in drilling programs. In 2008 we derived a small amount of revenue from contract drilling on one project, the Oil Creek, but have no plans to engage in contract drilling in the future.

Results of Operations

For the Years Ended December 31, 2009 compared to 2008

Revenues

For the year ended December 31, 2009, revenues were $2,050,312 compared to revenue of $2,974,831 for year ending 2008. In 2009 we drilled a prospect we had identified and acquired, the Lionheart property in Oklahoma, and had revenue from the sales of working interest in this property of $1,820,640.  We sold a 10% working interest in our West Thrifty Unit and recognized revenue of $200,000 on this sale.  We recognized revenue of $361,438 for completion of the drilling on the Oil Creek property while maintaining a 10% working interest, a 12.5% carried interest, a 10% geological and generation interest, and a 12.5% back-end after payout interest in this property. Within the Area of Mutual Interest (AMI) we are to receive these same terms on any other projects.

Net oil sales were $196,249 for 2009, most of which came from the West Thrifty and Quita properties. Revenue from oil sales was affected by the collapse in oil prices from a high in 2008 of $147 per barrel to less than $34 per barrel in January 2009, as well as reduced production from field problems we are working to correct.

Expenses

Drilling and completion costs totaled $1,255,272 for the year ended December 31, 2009. Approximately $1,001,000 was directly related to the Lionheart property and approximately $254,000 was directly related to the West Thrifty Property. Oil production expenses totaled $261,540 for the year ended December 31, 2009.   We continued to operate the West Thrifty and Quita properties and invest in correcting field problems to properly maintain and improve our production efficiency. Production costs exceeded revenues because of higher costs of maintenance and residual operating costs of the Cookie Well.

General and administrative expenses totaled $3,834,771 for the year ended December 31, 2009, a decrease of approximately $12,940,000, from $16,778,418 for the year ended December 31, 2008. These general and administrative expenses in both years are largely driven by our issuance of warrants to purchase common stock and the issuance of common stock for consulting services and for employees.  We recorded a stock compensation expense of $2,065,117 in 2009.  In addition, we recorded an expense of $620,419 for stock issuance related to the sale of working interest in the Lionheart property.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Results of Operations - continued

Net loss on the disposal of property totaled $585,891 for the year ended December 31, 2009.  We recorded an expense of approximately $819,000 as a loss on the turnkey development of the Lionheart property and a gain of approximately $233,000 on the disposal of property associated with the So. Kensington settlement.

Other Income

During 2009 we recorded other income of $21,534 which included interest earned and forgiveness of approximately $20,900 of debt.

Liquidity and Capital Resources

Cash flows from operations were $407,554 for the year ending December 31, 2009. Cash flow used in operations was $271,165 for the six months ending June 30, 2010. As of September 30, 2010, we are unable to determine whether we will generate sufficient cash from our oil and gas operations to fund our operations for the next twelve months. Although we expect cash flow from operations to rise as our operations improve and the number of projects we successfully develop grows, we believe that we will raise, probably through the private placement of equity securities, additional capital to assure we have the necessary liquidity for 2011.

Cash flows from sales of assets were $1,752,938 for 2009 and cash proceeds from the sale of common stock were $1,020,916 for 2009.

Our cash requirements, mostly for corporate expenses, are approximately $80,000 per month or $960,000 for the next 12 months, and our drilling activity has been funded from drilling programs. Drilling programs generated $620,419 in 2009 from the sale of working interest in the Lionheart project.  Drilling programs generated $3,718,750 in 2010 from the sale of working interest in a project on the West Thrifty Unit and the Saltwater Disposal project. Drilling on the West Thrifty Unit and the Saltwater Disposal projects is currently underway and we anticipate the cash generated from the sale of these drilling programs is sufficient to complete each of these projects. Drilling program sales coupled with the sale of common stock of $400,497 in 2009 and $1,040,245 in 2010 were sufficient to meet all of our cash needs.  Revenue from existing oil production is not yet consistent on a monthly basis, and we cannot predict whether our cash flows from the future completion of our current drilling operations and pending Saltwater Disposal Well will be sufficient to meet our monthly cash requirements. In addition, we have not yet contracted to acquire additional properties, and we are unable to determine the consideration required for their purchase, the cash requirements necessary to develop them, or the revenues from them if drilling is successful. Over the next 12 months we will require $960,000 to be raised in equity offerings to fund our operations.

To continue with our business plan including the funding of operations, we will require additional capital to develop properties and believe that we will continue to raise capital and generate revenue by selling interest in prospects to investors through drilling programs and through future offerings of equities.

If required, our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for business growth. The necessary additional financing may not be available or may be available only on terms that would result in excessive further dilution to the current owners of our common stock or at unreasonable costs of capital.

We have no plans to expand significantly our overhead and we expect that future acquisitions and development of production will be funded through private placement offerings and by selling interest in our current properties.  We do not anticipate revenues to be generated in the future from contract drilling as we did on the Oil Creek property, nor do we anticipate selling interest in our current properties except through joint venture of partnership drilling programs with accredited investors.

Our West Thrifty Unit, including the Quita field, were acquired with the issuance of stock, the value of the stock comprising most of the value of our oil and gas properties. Some of our other properties, the Oil Creek, Lionheart and Saltwater disposal properties, have been acquired for a relatively modest amount of cash, Some properties that we disposed of, the Winston, Horse Thief and Cookie, were purchased with a combination of cash and common stock. We anticipate that in the future we will acquire properties principally with stock.

Net Loss

For the year ending December 31, 2009, we had net losses before tax of $3,867,419 compared with net losses of $18,444,306 for 2008. These losses were primarily due to stock based compensation charges we incurred upon issuing warrants to purchase common stock and issuances of common stock for services.  As of December 31, 2009 all of our warrants and any associated preferred shares have been terminated and exchanged for 15,000,000 shares of common stock.

For the year ending December 31, 2009 our losses per share on a fully diluted basis was $0.17 compared to losses of $1.24 per share on a fully diluted basis for the year ending December 31, 2008.

For the Nine Months Ended September 30, 2010 compared to 2009

Revenues

For the nine months ended September 30, 2010, revenue was $72,479 a decrease of approximately $1,810,000 from $1,885,551 for the nine months ended September 30, 2009. Decrease in revenue was due primarily to the sale of assets of the Lionheart well valued at $1,758,258 in 2009.

Expenses

Oil production costs for the nine months ended September 30, 2010 totaled $196,823, a decrease of approximately $216,000 from $412,933 for the nine months ended September 30, 2009. The decrease is due to reduced production on all of our properties and reduced maintenance issues. Production costs exceeded revenues because of higher costs of maintenance and continued additional operations to increase future production on certain wells in Texas. Drilling and completion costs for the nine months ended September 30, 2010 totaled $0 a decrease of $1,034,385.  The decrease is due to completion costs being incurred in 2009 for the Lionheart well.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Results of Operations - continued

General and administrative expenses totaled $4,541,586 for the nine months ended September 30, 2010, an increase of approximately $2,787,000, from $1,754,565 for the nine months ended September 30, 2009. These general and administrative expense differences are largely driven by additional professional services expenses of approximately $3,111,000 as a result of vesting of restricted shares awarded to management in 2009 and 2010.   These expenses, accrued in 2010, included salaries, utilities and rent, consulting fees, stock-based compensation, and presentation fees.

Loss on disposal of property totaled $411,945 for the nine month ended September, 30, 2010 was related to increased expenses beyond the turnkey development costs for the Lionheart well, an increase of approximately $108,000 from $303,440 for the nine months ended September 30, 2009.

Net Loss

For the nine months ended September 30, 2010, we had a net loss of $5,084,003 compared with a net loss of $1,601,439 for nine months ended September 30, 2009. This loss was primarily due to stock issued for services during the period ended September 30, 2010.

For nine months ended September 30, 2010, our net loss per share on a basic and diluted basis was $0.12 compared to losses of $0.08 per share on a basic and diluted basis for the nine months ended September 30, 2009.

 For the Three Months Ended September 30, 2010 compared to 2009

Revenues

For the three months ended September 30, 2010, revenue was $24,628 a decrease of approximately $1,490,000 from $1,516,655 for the three months ended September 30, 2009. Decrease in revenue was due primarily to a sale of assets of the Lionheart well valued at $1,443,721 in 2009.

Expenses

Oil production costs for the three months ended September 30, 2010 totaled $51,866, a decrease of approximately $247,000 from $299,256 for the three months ended September 30, 2009. The decrease is due to reduced production on all of our properties and reduced maintenance activities. Production costs exceeded revenues because of higher costs of maintenance and continued additional operations to increase future production on certain wells in Texas. Drilling and completion costs for the three months ended September 30, 2010 totaled $0 a decrease of $740,999.  The decrease is due to completion costs being incurred in 2009 for the Lionheart well.

General and administrative expenses totaled $1,369,851, for the three months ended September 30, 2010, an increase of approximately $404,000 from $966,143 for the three months ended September 30, 2009. These general and administrative expense differences are largely driven by additional professional services expenses of approximately $1,028,000 as a result of vesting of restricted shares awarded to management in 2009 and 2010.  These expenses, accrued in 2010, included salaries, utilities and rent, consulting fees, stock-based compensation, and presentation fees.

Net Loss

For the three months ended September 30, 2010, we had a net loss of $1,411,447 compared with a net loss of $497,093 for three months ended September 30, 2009. This loss was primarily due to stock issued for services during the period ended September 30, 2010.

For three months ended September 30, 2010, our net loss per share on a basic and diluted basis was $0.03 compared to losses of $0.02 per share on a basic and diluted basis for the three months ended September 30, 2009.

Liquidity and Capital Resources

Cash flow used in operations was $996,765 for the nine months ended September 30, 2010. Net cash flows from financing activities were $890,248 including proceeds from the sale of common stock. As of September 30, 2010, we are unable to determine whether we will generate sufficient cash from our oil and gas operations to fund our operations for the next twelve months. Although we expect cash flow from operations to rise as our operations improve and the number of projects we successfully develop grows, we believe that we will raise, probably through the private placement of equity securities, additional capital to assure we have the necessary liquidity for 2011.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Results of Operations - continued

Net cash used in investing activities during the nine months ended September 30, 2010 was approximately $387,000 and consisted primarily of payments for improvements to certain of our wells. The payments were initially capitalized and immediately expensed.

Net cash provided by financing activities during the nine months ended September 30, 2010 and 2009 was $890,248 and $379,499, respectively.  Net cash provided by financing activities consist of proceeds received from the sale of our common shares.
To continue with our business plan, we will require additional capital to develop properties and believe that we will continue to raise capital and generate revenue by selling interest in prospects to investors through drilling programs and through future offerings of equities.

If required, our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for business growth. The necessary additional financing may not be available or may be available only on terms that would result in excessive further dilution to the current owners of our common stock or at unreasonable costs of capital.

We have no plans to expand significantly our overhead and we expect that future acquisitions and development of production will be funded through private placement offerings and by selling interest in our current properties.  We do not anticipate revenues to be generated in the future from contract drilling as we did on the Oil Creek property, nor do we anticipate selling interest in our current properties except through joint venture of partnership drilling programs with accredited investors.

Our West Thrifty Unit, including the Quita field, were acquired with the issuance of stock, the value of the stock comprising most of the value of our oil and gas properties. Some of our other properties, the Oil Creek, Lionheart and Saltwater disposal properties have been acquired for a relatively modest amount of cash.  Some properties that we disposed of, the Winston, Horse Thief and Cookie, were purchased with a combination of cash and common stock. We anticipate that in the future we will acquire properties principally with stock.

During the quarter ended September 30, 2010, our Chief Executive Officer, Willard G. McAndrew, and Chief Financial Officer, Roger Wurtele, with the participation of our Chief Operating Officer, continued with our implementation of processes and systems pursuant to Exchange Act Rule 13a-15(e). Based upon our evaluation, the Chief Executive Officer and the Chief Financial Officer believe that, as of the end of the period covered by this Quarterly Report on Form 10-Q, our disclosure controls and procedures are effective at the reasonable assurance level to ensure that information required to be included in this report is (i) accumulated and communicated to our management, including the Chief Executive Officer and the Chief Financial Officer and (ii) recorded, processed, summarized, and reported accurately.

Disclosure controls and procedures, no matter how well designed and implemented, can provide only reasonable assurance of achieving an entity’s disclosure objectives. The likelihood of achieving such objectives is affected by limitations inherent in disclosure controls and procedures. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors, mistakes or intentional circumvention of the established processes.

Changes in Controls over Financial Reporting

The principal change in the third quarter in our internal control over financial reporting, was implemented by our Chief Executive Officer and our Chief Financial Officer, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting relates to the transition to our new accounting software and the more rigorous documentation relating to entries therein as well as the limitation of access to those entitled to making entries into such software. In the second quarter we completed the transition to new software.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Changes in Controls over Financial Reporting – continued

Critical Accounting Policies and Estimates

This summary of significant accounting policies of Xtreme Oil & Gas, Inc. (the “Company”) is presented to assist in understanding the Company’s financial statements.  The consolidated financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. In response to SEC Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” described below are certain of these policies that are likely to be of particular importance to the portrayal of Xtreme’s financial position and results of operations and require the application of significant judgment by management. Xtreme will analyze estimates, including those related to oil and gas revenues, reserves and properties, as well as goodwill and contingencies, and base its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. You should expect the following critical accounting policies will affect management’s more significant judgments and estimates used in the preparation of Xtreme’s financial statements.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its’ wholly and majority owned subsidiaries. The Company’s subsidiaries include Xtreme Operating Company, LLC. (Formerly I.R.A. Oil and Gas, LLC (“IRA”)) and Small Cap Strategies, Inc. (“SMCA”). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Significant estimates with regard to these financial statements include the estimate of (See Note 17), asset retirement obligations, income taxes and contingency obligations including legal and environmental risks and exposures.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  Excluded from cash and cash equivalents is $101,000 of restricted cash (deposits) for our operator’s bonds.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Receivables

Receivables from services are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company records estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in receivables.

Management periodically reviews receivables for collectability. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The allowance for doubtful accounts was $173,842 and $0 as of December 31, 2009 and 2008, respectively.

Investments

Investments in partnerships and limited liability companies (LLC) that maintain specific ownership accounts for each investor and where the Company holds an interest of five percent or greater, but does not have control of the partnership or LLC, are accounted for using the equity method of accounting.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. Costs incurred by the Company related to the acquisition of oil and natural gas properties and the cost of drilling successful wells are capitalized. Costs incurred to maintain wells and related equipment and lease and well operating costs are charged to expense as incurred. Gains and losses arising from sales of properties are included in income. Unproved properties are assessed periodically for possible impairment. The Company had $0 of non-producing properties as of December 31, 2009 and $25,000 for 2008.

Capitalized amounts attributable to oil and natural gas properties are depleted by the unit-of-production method. Depreciation and depletion expense for oil and natural gas producing property and related equipment was $20,259 and $27,490 for the periods ended December 31, 2009 and 2008, respectively.

Capitalized costs are evaluated for impairment based on an analysis of undiscounted future net cash flows in accordance with ASC 360-10-15, Accounting for Impairment or Disposal of Long-Lived Assets. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. See Note 5 for additional information regarding the oil and gas properties.

Joint Interest Billings Receivable and Oil and Natural Gas Revenue Payable

Joint interest billings receivable represent amounts receivable for lease operating expenses and other costs due from third party working interest owners in the wells that the Company operates. The receivable is recognized when the cost is incurred.

Oil and natural gas revenues payable represents amounts due to joint interest owners for their share of oil and natural gas revenue collected on their behalf by the Company. The payable is recorded when the Company recognizes oil and natural gas sales and records the related oil and natural gas sales receivable.

The Company had $1,231 net joint interest billing receivable as of December 31, 2009 and $0 for 2008.

Other Property

Other assets classified as property and equipment consists primarily of office furniture and equipment, which are carried at historical cost. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition. Depreciation expense for other property and equipment was $8,896 and $8,354 for the periods ended December 31, 2009 and 2008, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Environmental Costs

The Company is engaged in oil and natural gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and natural gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which the Company may have, as it relates to any environmental cleanup, restoration or the violation of any rules or regulations relating thereto.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Accounting for Asset Retirement Obligations. The asset retirement obligations represent the estimated present value of the amounts expected to be incurred to plug, abandon, and re-mediate the producing properties at the end of their productive lives, in accordance with state laws, as well as the estimated costs associated with the reclamation of the surrounding property. The Company determines the asset retirement obligations by calculating the present value of estimated cash flows related to the liability. The asset retirement obligations are recorded as a liability at the estimated present value as of the asset’s inception, with an offsetting increase to producing properties. The Company recorded a liability of $300,000 as of December 31, 2009 and $250,000 as of December 31, 2008.

The estimated liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations. Revisions to the asset retirement obligations are recorded with an offsetting change to producing properties, resulting in prospective changes to depletion and depreciation expense and accretion of the discount. Because of the subjectivity of assumptions and the relatively long lives of most of the wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Accounting for the Impairment of Long-Lived Assets (Non Oil and Gas Properties)

The Company accounts for the impairment of long-lived assets in accordance with ASC 360-10-15, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value, for non oil and gas properties.

The Company determined that there was no impairment of long-lived (non oil and gas property) assets for the years ended December 31, 2009 and 2008, respectively.

Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisitions. Under ASC 350-20, Goodwill and Other Intangible Assets, the Company is required to annually assess the carrying value of goodwill to determine if impairment in value has occurred.

The Company determined that its goodwill was impaired and recorded an impairment charge of $0 and $815,000 for the years ended December 31, 2009 and 2008, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company adopted ASC 740, Income Taxes” on January 1, 2007, which is intended to clarify the accounting for income taxes prescribing a minimum recognition threshold for a tax provision before being recognized in the consolidated financial statements.  ASC 740 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result, the Company has concluded that it does not have any unrecognized tax benefits or any additional tax liabilities after applying ASC 740.  The adoption of ASC 740 therefore had no impact on the Company’s consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605-10, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.

Revenues from sales of crude oil and natural gas products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the purchaser. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period.

The Company recognizes gains or losses from the sales of its interests in oil and natural gas properties as title passes to the buyer. These amounts are recognized as income from asset sales, net.

Concentration of Risk

Our financial instruments that are potentially exposed to credit risk consist primarily of cash, trade receivables and other receivables for which the carrying amounts approximate fair value. At certain times, our demand deposits held in banks exceeded the federally insured limit. The Company has not experienced any losses related to these deposits.

Fair Value Measurements

In February 2008, the FASB issued ASC 820 — 10 (formerly “Financial Staff Position SFAS No. 157-2”), which delayed the effective date of ASC 820 - 10 (formerly “SFAS No. 157”) for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Nonfinancial assets and liabilities that the Company measures at fair value on a non-recurring basis consist primarily of property and equipment, goodwill, and intangible assets, which are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).The adoption of the provisions of ASC 820-10 did not have a material impact on the Company’s consolidated financial position and results of operations or cash flows.

Fair Value Option

In February 2007, the FASB issued ASC 825, “The Fair Value Option for Financial Assets and Financial Liabilities. ASC 825 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The election to use the fair value option is available when an entity first recognizes a financial asset or a financial liability or upon entering into a firm commitment. Additionally, ASC 825 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. The Company adopted ASC 825 on January 1, 2008 and elected not to apply the fair value option to measure any of the Company's financial assets or liabilities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Segments

The Company operates in only one business segment, namely the drilling and development of oil and gas properties.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of ASC 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options and stock awards) made to employees and directors based on estimated fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period using a graded vesting method.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the periods ended December 31, 2009 and 2008, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Recent Accounting Pronouncements

In January 2009, the Securities and Exchange Commission (SEC) issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K and bringing full-cost accounting rules into alignment with the revised disclosure requirements.  The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.  The final rules are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009.

In July 2009, the FASB established the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”) in the United States. This guidance was included in the Codification under FASB Accounting Standard Codification (“ASC”) Topic 105, Generally Accepted Accounting Principles. All prior accounting standard documents were superseded by the Codification and any accounting literature not included in the Codification is no longer authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The Codification became effective for the Company beginning with the third quarter of 2009. Therefore, beginning with the third quarter of 2009, all references made by the Company in its consolidated condensed financial statements use the new Codification numbering system. The Codification does not change or alter existing GAAP and, therefore, did not have a material impact on the Company’s consolidated condensed financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Recent Accounting Pronouncements - continued

In April 2008, the FASB issued a pronouncement on what is now codified as FASB ASC Topic 350, Intangibles Goodwill and Other. This pronouncement amends the factors to be considered in determining the useful life of intangible assets accounted for pursuant to previous topic guidance. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, and its adoption had no effect on the Company’s consolidated financial statements.

Effective June 30, 2009, the Company adopted guidance issued by the FASB and included in ASC 855-10, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date through the date the financial statements are issued.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange, interest rates, and commodity prices.

Currently the Company is not involved in any hedge contracts or foreign contracts and therefore has no exposure to such risks. All long-term debt is subject to a fixed rate and as such is not subject to fluctuations in the market rate.

Our major market risk exposure is in the pricing applicable to our oil production and natural gas sales. Realizing pricing is primarily driven by the prevailing domestic price for crude oil. Historically, prices received for oil and gas sales have been volatile and unpredictable. We expect pricing volatility to continue. Oil prices ranged from a low of $30.28 per barrel to a high of $147.27 per barrel during 2008 and $33.07 to $67.43 in 2009. Gas prices during 2008 ranged from a low of $4.10 per mcf to a high of $13.68 per mcf and $1.61 to $2.65 in 2009. A significant decline in the prices of oil or natural gas could have a material adverse effect on our financial condition and results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

The following table sets forth the names, ages, and positions with Xtreme for each of the directors and officers as of December 31, 2009.

Name	Age	Position	Since
Willard G. McAndrew	55	Chairman of the Board, Chief Executive Officer, and President	Dec 2006

Nicholas P. DeVito	47	Chief Operating Officer	Dec 2009

Roger Wurtele	63	Chief Financial Officer	Feb 2010

Phyllis Wingate	50	Secretary	Dec 2006

None of the directors or officers holds a directorship in any other publicly held company. All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of the Board of Directors. The following is information on the business experience of each director and officer.

Willard G. McAndrew III, 55, Chairman, Chief Executive Officer and President - Mr. McAndrew has thirty eight years’ experience in the energy industry from field operations to refining. Since December 2006 Mr. McAndrew has served as the Chairman, CEO and President of Xtreme Oil & Gas. From 2001 through May 2006 he served as the CEO, President and Director of Energy and Engine Technology, Inc.  Mr. McAndrew was seeking properties to start a new company from May 2006 through November 2006.  Energy and Engine Technology, Inc. filed for bankruptcy protection in December 2006. He began his career in 1969, gaining experience working for Hercules Drilling Company as a roustabout in South Louisiana.  Mr. McAndrew attended Louisiana State University and then spent two years in the United States Marine Corps.  Later, he joined Exxon Corporation Refinery’s Distillation and Specialties division in Baton Rouge, Louisiana, becoming the fourth generation in his family to work for Exxon.   Mr. McAndrew has served as President and owner of several small companies that were involved in all phases of the oil and gas business from drilling, reworking, completion, leases etc. He has been a consultant since 1990 to companies and is responsible for the structure, formation and marketing of partnerships and energy financing.  Mr. McAndrew has held the following security licenses:  24, 27, 7, and 63.

Mr. McAndrew’s founding of the Company qualifies him as a Director of the Company.  His many years of experience in the oil and gas industry led to that founding and support his continuing, necessary leadership on the Board of Directors

DIRECTORS AND EXECUTIVE OFFICERS - continued

Directors and Officers - continued

Nicholas P. DeVito, 47, Chief Operating Officer– Mr. DeVito has 26 years experience in engineering and operations in a variety of industries including telecommunications, alternative energy, manufacturing and health and fitness. From August 2001 through December 2003, Mr. DeVito has served VP of Business Development and as CEO of several subsidiaries in Tellium, a telecommunications equipment manufacturing company.  From January 2004 through December 2006 he consulted to Rexplex, a private health and fitness company and NEMA, a private consumer products company and was engaged to improve operations and grow sales.   From January 2007 through December 2008 he served as the Chief Operating Officer of Raven Biofuels, an alternative energy development company that sought to create biofuels from waste agricultural products.  From January 2009 through November 2009 he served as a part-time consultant to Xtreme Oil & Gas.  He has served as our Chief Operating Officer since December 2009. He has a BSEE and MSEE from Columbia University and an MBA in Management from New York University.

Roger N. Wurtele, 63, Chief Financial Officer - On February 23, 2010 Mr. Wurtele joined us as our Chief Financial Officer.  Mr. Wurtele is a versatile, experienced finance executive that has served as the CFO for several public and private companies. He has a broad range of experience in public accounting, corporate finance and executive management. From September, 2001 – May, 2006   he was the CFO of Energy and Engine Technology Corporation, a product development company whose major product was an auxiliary power generator designed for long haul trucks to avoid costs of engine idling. From June, 2006 – October, 2007   he was President of Controllership Services Inc (100% Owned) providing various financial assistance to a series of clients.  From November, 2007 – January, 2010   Mr. Wurtele served as CFO of Lang and Company LLC, a developer of commercial real estate projects. Prior to these positions, Mr. Wurtele was the CFO of an energy company that operated approximately 900 oil wells, located in three states, and employed fifty-five employees. Mr. Wurtele graduated from the University of Nebraska and has been a CPA for 40 years.

Phyllis Wingate, 50, Corporate Secretary - Beginning in 1988, Ms. Wingate has worked with all aspects of accounting for the oil and gas business from JIB to revenue distributions.  Since December 2006, she has served as Xtreme’s Corporate Secretary. From 2001 until May 2006, Ms. Wingate served as office manager for Energy and Engine Technology, Inc. She has also worked with division orders, leases and filing the Railroad Commission reports.

Mssrs. Shockey, Allen, and Fields have each agreed to become directors upon this registration statement becoming effective.

Mr. E. L. Shockey, age 72, Future Director, Mr. Shockey served in the Navy where he was involved in software development and, following his service, became involved in the software and telephony industries at GE, RCA, Raytheon, and Northern Telecom. He founded Computerware in 1978 and successfully developed and marketed a telephone company management system for shared tenant services. Computerware was bought by a venture capital fund in 1986. Mr. Shockey then founded Telecommunications Support Systems (TSS) to dispatch substitute teachers for schools. Its customers included 600 of the largest school districts in the U.S. and Canada. TSS was sold in 2000 and currently operates as eSchools Solutions, Inc. Since his retirement in 2000, he has continued to invest as an angel investor including one investment in a company he mentored from 2004 to 2007. Mr. Shockey has been retired since 2000.

We believe Mr. Shockey’s involvement in the Company and his extensive experience in venture capital investments qualify him as a Director of the Company.

Rear Admiral Ed Allen, age 63, Future Director, Admiral Allen retired after 30 years of service from the United States Navy on June 1, 1997, and joined Oracle Corporation, serving as Vice President of Business Development until 2007. He thereupon became an executive coach and business consultant serving in the School of Management at the University of Texas at Dallas in its Executive Management and Coaching program. Achieving the rank of US Navy Rear Admiral, he led six operational commands before serving on the Joint Chiefs of Staff. The Admiral earned a Master’s Degree in International Relations, graduated from the National War College and completed Graduate Business studies in Information Technology. He was awarded the United States Navy League John Paul Jones Award for Inspirational Leadership and the Tailhooker of the Year Award. As a Vice President-Business Development for the Oracle Corporation, Ed focused on e-Business solutions for Department of Defense Agencies and was responsible for Oracle’s Leadership and Executive Coaching initiative. He also serves as Vice Chairman of the Board and Regional Director for Cherry Financial Partners, Inc.

Admiral Allen’s extensive managerial responsibilities and his continuing involvement in leadership and executive coaching qualify him as a Director of the Company.

Robert B. Fields, 73, Future Director Since 1979, Mr. Fields, age 72, has served as the President of Tradestar Ltd., his wholly owned consulting firm that specializes in asset appreciation. From 1997 to 1998, Mr. Fields served as Vice Chairman and, from 1997 to 1999, as a director of Laidlaw Ship Funding Ltd., and from 1999 to 2002, Mr. Fields was an advisor to Laidlaw Global Corp., an AMEX-listed securities firm. Since 2006, Mr. Fields has served as the managing member of PetroFields LLC, his personal oil and gas investment venture based in New York. He has served on the board of directors of several public companies. On August 3, 2010 he was appointed to serve on the board of directors of Sun River Energy, Inc. (OTCBB:SNRV); from July 27, 2006 to August 6, 2008, Mr. Fields served on the Board of Directors of Dorado Exploration Inc.; since February 15, 2001, Mr. Fields has served as the Chairman of ActForex, Inc., a New York fully hosted management service provider of proprietary software for currency trading; from April 2008 until June 8, 2010, Mr. Fields served on the board of Sky People Fruit Juice (NASDAQ:SPU); since February 8, 2010, he has served as a director of China Green Agriculture (NYSE:CGA) and serves as Chairman of its Compensation Committee and member of its Audit Committee; from June 2005 until May 31, 2006, Mr. Fields served on the Board of Directors and as Chairman of the Audit Committee of Genoil Inc. (OTCBB:GNOLF); since June 2000, he has served on the Board of Directors of Statmon Technologies, Inc. (OTCBB:STCA) and serves as Chairman of its Audit Committee; from 1995 to 1998, he was a director of Hospital Staffing Services, Inc. (NYSE:HSS). Mr. Fields recently served as the President of the Friars National Association Foundation, Inc., a philanthropy of the arts based in New York, and since 1998 Mr. Fields has held various officer positions with the organization and is now a Trustee.

Mr. Fields experience as a Director of and investor in several public enterprises, including smaller public entities, qualifies him as a Director of the Company.

Board Meetings

The Board of Directors meets at least four times during the year. All directors attended at least 75 percent of the meetings of the Board.

Board Compensation

Effective June 30, 2010, Xtreme’s Directors are not compensated for attending meetings of the Board of Directors or for attending meetings of Board committees. Expenses are reimbursed. On July 29, 2010, the Company awarded to each of the above future directors 25,000 shares of Common Stock for which the Company charged $25,000 on its financial statements for each grant. None of the above directors received any other compensation from the Company, including consulting fees.

	Fees Earned
Name of Director	or Paid in Cash	Stock Awards($)	Total($)
E.L. Shockey	$0	$25,000	$25,000
Ed Allen	$0	$25,000	$25,000
Robert B. Fields	$0	$25,000	$25,000

EXECUTIVE COMPENSATION

Annual Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Xtreme for the years ended December 31, 2008, 2009 and through December 31, 2010 of those persons who were executive officers of Xtreme for the year ended December 31, 2009, or who receive annual salary and bonuses exceeding $100,000.

Annual

			Compensation
			Stock (1)(2)	Option (1)(2)
Name and Principal Position	Year	Salary ($)	Awards($)	Awards($)	Total
Willard G. McAndrew	2010	$135,000	$1,000,000	$-	$1,135,000
Chairman, President and	2009	167,000	12,000,000	-	12,167,000
Chief Executive Officer	2008	249,800	-	4,954,480	5,204,280

Nicholas DeVito	2010	117,500	1,000,000	-	1,117,500
Chief Operating Officer	2009	-	2,000,000	-	2,000,000
	2008	-	-	-	-

Roger Wurtele	2010	119,800	300,000	-	419,800
Chief Financial Officer	2009	-	-	-	-
	2008	-	-	-	-

Phyllis Wingate	2010	72,000	200,000	-	272,000
Corporate Secretary	2009	66,300	1,700,000	-	1,766,300
	2008	72,000	-	1,127,791	1,199,791

(1)	See Employment Agreements and Owners and Management - Revisions to Options and Preferred Stock
(2)	With respect to valuation; See Note 11 – Non-Cash Items and Note 12 – Warrants in the Notes to the Financial Statements

EXECUTIVE COMPENSATION - continued

Annual Compensation - continued

In December 2009, Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

In December 2009, Ms. Wingate cancelled warrants for 3,000,000 shares and associated preferred stock in exchange for 1,700,000 shares of common stock.

The Board of Directors, on its own initiative, determined to have holders of our Common Stock ratify the merger of the Company from a Washington corporation into a Nevada corporation.  The Directors also determined to restructure the preferred stock interests held by principals of the Company, preferred stock presumed to be issued in exchange for warrants.  Ms. Wingate and Mr. McAndrew exchanged this presumed interest in preferred stock and any warrants for the common stock described above.   Holders of 73.9% of our Common Stock ratified these transactions.  See Description of Registrants Securities Issued

In 2010, the Company issued 25,000 shares of stock to each of Messrs. Shockey, Allen, and Fields as compensation for each’s commitment to serve on the Company’s Board of Directors.

Stock Options

No options are currently issued to any executive, employee, consultant or investor.

 Employment Agreements

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years. If such employee is terminated without cause or upon a change of control, the Company is obligated to pay him for the remaining term of the agreement. The current annual salaries of the executive officers are as follows:

Will McAndrew, Chairman, and Chief Executive Officer	$216,000
Nicholas DeVito, Chief Operating Officer	180,000
Phyllis Wingate, Secretary	72,000

Each employee in the Company, including executives, is compensated on a base salary without any formal or informal arrangement for other compensation.  Mr. McAndrew, or an affiliate, does have overriding royalty interests in three properties with the result that his annual income would increase with successful production from these properties.  See Certain Relationships and Related Transactions.

In addition, these employment agreements made restricted stock awards to each of Mr. McAndrew and Mr. DeVito. In December 2009 we issued 1,000,000 shares to Mr. McAndrew and 2,000,000 shares to Mr. DeVito which we vested in November 2010. In May 2010 we issued 1,000,000 shares to Mr. McAndrew, 1,000,000 shares to Mr. DeVito, 200,000 shares to Ms. Wingate, and 300,000 shares to Mr. Wurtele  which we fully vested in November 2010.

Accordingly, no options or unvested stock awards existed as of December 31, 2010.

OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2010 the number and percentage of the outstanding shares of common stock, which according to the information available to Xtreme, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as listed in the table below, to the knowledge of Xtreme, no person is the beneficial owner of five percent or more of the outstanding common stock other than as stated for them herein. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Class	Number of Preferred Shares	Percent of Class	Added Voting Common Shares	Equivalent Voting Percentage
Willard G. McAndrew (1)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	14,001,000	32.0	1,000	100%	48,950,914	67.4%

Nicholas P. DeVito (2)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	3,480,000	8.0	0	0	0	3.7

Fred Schiemann (3)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	800,000	1.8	0	0	0	0.7

Roger Wurtele (4)
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093	351,300	0.8	0	0	0	0.4

Phyllis Wingate (5)	1,930,000	4.4	0	0	0	2.1
5700 West Plano Pkwy, Suite 3600
Plano, TX 75093

E. L. Shockey 10827 Stone Canyon Rd Dallas, TX 75230	4,628,333	10.57	0	0	0	5.0

All executive officers, beneficial owners,
and directors as a group	25,190,633	57.6%	1,000	100%	48,950,914	79.3%

(1)
Mr. McAndrew’s shares are owned by the WMDM Family Limited Partnership of which Mr. McAndrew is the manager. See Executive Compensation Arrangements.  This Nontransferable Preferred Stock coupled with his beneficial ownership of 14,001,000 common shares gives him a total of 62,951,914 shares to vote or a voting percentage of 67.4%.

(2)	Mr. DeVito’s shares are directly owned. See Executive Compensation Arrangements.

(3)
Mr. Schiemann was our former Chief Financial Officer. His shares are owned by himself, Ms. Denise Schiemann, his wife, BIZ2BIZ.com a business he owns, Dylan Schiemann, his son, and Jessica Schiemann, his daughter.

(4)	Mr. Wurtele's shares are owned by Birch Glenn Investments Ltd. of which Mr. Wurtele is the owner and manager. See Executive Compensation Arrangements.

(5)	Ms. Wingate’s shares are directly owned. See Executive Compensation Arrangements.

OWNERS AND MANAGEMENT - continued

Revisions to Warrant and Preferred Stock

In 2007 we issued warrants for 21,500,000 shares of common stock to management and in 2008 we issued additional warrants for 12,850,000 shares of common stock to management for a total of 34,350,000 warrants to purchase shares of common stock largely because of our success in obtaining 100% working interest in the West Thrifty Unit when we originally had only a 22.275% working interest in the acreage. Almost all of the warrants had a nominal exercise price of $0.01 per share. We issued preferred stock in 2009 in exchange for these warrants that would have resulted in 35,650,000 additional shares of common stock if the preferred stock had been converted. In reviewing these transactions, we chose to reduce the number of shares while exchanging the warrants and preferred shares for a lesser number of shares of common stock. Accordingly, all of the holders of warrants and/or preferred stock have agreed to cancel their preferred stock and any rights in previously granted warrants, some agreeing, for consideration, to simply cancel their preferred stock and warrants. Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock and 1,000 shares of Non-Transferrable Preferred Stock. Mr. Schiemann cancelled warrants for 2,400,000 shares and associated preferred stock in exchange for 1,300,000 shares of common stock. Ms. Wingate cancelled warrants for 3,000,000 shares and associated preferred stock in exchange for 1,700,000 shares of common stock. Mr. Kennedy voluntarily terminated all of his warrants for 14,500,000 shares and associated preferred stock as part of his resignation.

In December 2009 we issued a total of 15,000,000 shares of Common Stock in this exchange while canceling warrants for 34,350,000 shares of common stock and subsequently associated 35,650,000 equivalent shares of preferred stock have been canceled. In this transaction, Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares.

One holder of the previously and putatively issued preferred stock, then counsel to the company, has not exchanged or modified such putative rights as may exist in shares issued.

In December 2009, Willard G. McAndrew was issued 1,000 shares of newly created preferred stock, giving him voting control of the company. See Risk Factors.  Given the capital needs of the Company, we wished to make certain that Mr. McAndrew would retain voting control; however, should Mr. McAndrew voluntarily cease to be employed by the Company or attempt to transfer them to an unrelated third party, then the preferred shares would automatically be canceled.  See Description of Registrants Securities - Nontransferable Preferred Stock.

Shareholders approved these transactions in December 2009 with 73.9% voting in favor of the exchanges.

Except as noted above with respect to former counsel to the company, in December 2009 all the remaining warrants to purchase 3,000,000 shares of common stock were canceled, in part pursuant to a settlement agreement with South Kensington and other related and unrelated entities. As part of that settlement agreement, those entities also agreed to retain 500,000 shares of common stock and cancel all of their remaining shares and Xtreme transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. McAndrew, through the WMDM Family Limited Partnership, has a 2.5% overriding royalty interest in the West Thrifty and Quita oil and gas properties, a 1.3% overriding royalty interest in the Oil Creek property and a 2.6% overriding royalty interest in the Lionheart property.

In December 2009, we issued a total of 15,000,000 shares of Common Stock while canceling warrants for 34,350,000 shares of common stock and subsequently associated 35,650,000 equivalent shares of preferred stock have been canceled. In this transaction, Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares. See “Security Ownership of Certain Beneficial Owners and Management.”

On July 24, 2008, Xtreme purchased 400,000 shares, representing a 50.78% ownership interest, of Small Cap Strategies, Inc. (SMCA.OB), a publically-traded Nevada corporation, for $350,000 cash and the issuance of 500,000 restricted common shares. In 2008, the investment in SMCA was valued at $200,000 after an impairment loss of $650,000. The liabilities of SMCA have been recognized by Xtreme since the acquisition of SMCA. In December 2009, Xtreme issued an additional 1,250,000 shares of common stock pursuant to the terms of the agreement with SMCA. Mr. McAndrew owned 110,000 shares representing 8.9% and has since voluntarily canceled these shares, Ms. Wingate and Mr. Schiemann each owned 60,000 shares representing 4.9% each and have since voluntarily canceled these shares, Glen Kennedy returned his 110,000 shares of the shares of SMCA representing 8.9% to us in February 2010 and those shares were canceled.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - continued

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

In December 2009, Mr. McAndrew exchanged 200,000 shares of common stock for 20 units of the Lionheart Oil well project and an additional 200,000 shares for 20 units for the Lenhart Saltwater Disposal project.

The issuance of warrants and the exchange of the warrants for preferred stock was originally not effected by acts of the Company directors resulting in voting control being held by management without approval of other investors. The reorganization of the Company from a Washington corporation to a Nevada corporation was effected by a vote of holders of such preferred stock.  On review of these transactions, the directors sought to have the reorganization of the Company from Washington to Nevada ratified by the holders of the Common Stock and to have the relinquishment of rights in preferred stock or any warrants also ratified, including the issuance of the 15,000,000 shares of common stock and the issuance of the 1,000 shares of Nontransferable Preferred Stock to Mr. McAndrew. In December 2009, 73.9% of the shareholders ratified these transactions so that the merger would be approved by those having the legal power to effect the merger, that is, holders of duly issued securities of the Company. Of the 73.9% approving these transactions, 29% of the shares were held by affiliated shareholders including officers and directors. The Company believes that any liability with respect to the merger or any of the transactions related to the merger is remote. See “Description of Securities.”

Description of Securities

Description of Common Stock

We are authorized to issue 200,000,000 shares of our Common Stock, $.001 par value (the “Common Stock”). As of January 11, 2011, there were 44,500,831 shares of our Common Stock were outstanding. Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Our board of directors is authorized to issue additional shares of our Common Stock within the limits authorized by our Articles of Incorporation and without stockholder action. All shares of Common Stock have equal voting rights, and voting rights are not cumulative.

We have not paid any cash dividends since our inception.

Description of Preferred Stock

We are authorized to issue 50,000,000 shares of Preferred Stock of $.001 par value (the “Preferred Stock”). There are 1,000 shares of Nontransferable Preferred Stock outstanding. The remaining shares of Authorized Preferred Stock carries such relative rights, preferences and designations as may be determined by our Board of Directors in its sole discretion upon the issuance of any shares of Preferred Stock.

Nontransferable Preferred Stock

We have one class of Preferred Stock and Nontransferable Preferred Stock.  The Nontransferable Preferred Stock, consisting of 1,000 shares, is all owned by Mr. McAndrew.

Holders of the Nontransferable Preferred stock are not entitled to receive any dividend, the stock is not transferrable, do not participate in any liquidation, and the stock is not convertible.  These shares may be transferred only to an entity for estate planning purposes provided that entity is controlled by the holder, in this case, Mr. McAndrew.

In the event that Mr. McAndrew dies, becomes incompetent for a period of six weeks such that Mr. McAndrew is unable to exercise his voting rights or voluntarily terminates his employment with the Company, the Nontransferable Preferred Stock is automatically cancelled.

The 1,000 shares of Nontransferable Preferred Stock have the number of votes equal to 1.1 times the number of shares of common stock outstanding.  Accordingly, except for votes requiring more than a majority vote of shares of common stock, Mr. McAndrew will determine the outcome of the vote.  The only such provision of Nevada law or as required by our Articles of Incorporation or Bylaws is the removal of directors.

Description of Securities - continued

General Description of Preferred Stock

The shares of Preferred Stock, other than the Nontransferable Preferred Stock, could be issued from time to time by our Board of Directors in its sole discretion without further approval or authorization by the stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our Board of Directors. The relative rights and preferences that may be determined by our Board of Directors in its discretion from time to time include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•
the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

•
the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

We believe that the availability of preferred stock provides flexibility in structuring future financings, should the need for additional financing arise. We have no plans, understandings, arrangements, or agreements for issuing any shares of preferred stock at the present time.

Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of Xtreme. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Xtreme. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. Xtreme does not intend to adopt any anti-takeover measures at the present time.

Where You Can Find Additional Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Xtreme Oil & Gas, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”).  NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities - continued

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Legal Matters

The validity of the common stock offered hereby will be passed upon by Robert A. Forester, Richardson, TX.  As of December 31, 2010, Mr. Forrester owns 138,575 shares of our Common Stock. A portion of Mr. Forrester’s compensation for his engagement by us, including his engagement with respect to this offering, is in the form of stock to be issued.

Experts

The consolidated financial statements as of December 31, 2009 and 2008 appearing in this prospectus and registration statement on Form S-1 have been audited by LBB & Associates Ltd., LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Transfer Agent

Our transfer agent is First American Stock Transfer, Inc., Phoenix, Arizona.

XTREME OIL & GAS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Xtreme Oil & Gas, Inc. and Subsidiaries
Plano, Texas

We have audited the accompanying consolidated balance sheets of Xtreme Oil & Gas, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xtreme Oil & Gas, Inc. as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2010 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP
Houston, Texas
June 18, 2010

Except for Note 14 for which the date is October 25, 2010

XTREME OIL & GAS , INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
CURRENT ASSETS:
Cash	$638,851	$105,089
Cash - restricted	101,000	75,200
Accounts receivable, net	211,388	244,307

Total Current Assets	951,239	424,596

PROPERTY AND EQUIPMENT:
Furniture and fixtures	53,044	31,728
Oil and natural gas properties (successful efforts method)
Leasehold costs	6,616,138	5,695,781
	6,669,182	5,727,509
Less-Accumulated depreciation, depletion, and amortization	73,541	44,385

Net property and equipment	6,595,641	5,683,124

OTHER ASSETS
Goodwill	200,000	200,000
Deposits	7,862	6,362

	207,862	206,362

TOTAL ASSETS	$7,754,742	$6,314,082

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,271,996	$1,034,450
Deposits payable	2,452,000	-
Notes payable	-	235,000

Total Current Liabilities	4,723,996	1,269,450

LONG TERM LIABILITIES
Asset Retirement Obligation	300,000	212,500

TOTAL LIABILITIES	5,023,996	1,481,950

Commitments and Contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding	-	-
Non-transferable preferred stock, $.001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	1	-
Common stock, $.001 par value; 200,000,000 shares authorized;
41,134,346 and 18,734,516 common shares issued and
outstanding at December 31, 2009 and 2008, respectively	41,134	18,735
Additional paid-in capital	30,448,771	27,385,138
Less Treasury Stock	(1,320,000)	-
Accumulated deficit	(26,439,160)	(22,571,741)

Total Stockholders' Equity	2,730,746	4,832,132

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,754,742	$6,314,082

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS , INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Revenues:
Income from asset sales and other, net	$1,854,063	$2,559,821
Oil and gas sales	196,249	415,010

TOTAL REVENUES	2,050,312	2,974,831

EXPENSES:
Drilling and completion costs	1,255,271	1,684,552
Oil production costs	261,540	665,033
General and administrative expenses	3,834,771	16,778,418
Loss on disposal of property	585,891	-
Impairment of goodwill	-	815,000
Impairment of oil properties	-	1,616,000

TOTAL OPERATING EXPENSES	5,937,473	21,559,003

LOSS BEFORE OTHER EXPENSES	(3,887,161)	(18,584,172)

OTHER INCOME/(EXPENSE)
Other income	21,534	152,141
Interest expense, net	(1,792)	(12,275)

Total other income/(expense)	19,742	139,866

NET LOSS	$(3,867,419)	$(18,444,306)

LOSS PER SHARE-BASIC AND DILUTED	$(0.17)	$(1.24)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	22,617,475	14,908,257

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009 and 2008
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,867,419)	$(18,444,306)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	29,156	35,844
Bad debt expense	173,842	-
(Gain) Loss on investments	-	(152,141)
Impairment of Goodwill	-	815,000
Impairment of oil and gas properties	-	1,616,000
Common stock issued for services	2,065,117	15,339,815
Net (gain) loss on sale of assets	(1,854,063)	(2,339,618)
Loss on disposal of properties	585,891	-
Gain (loss) on settlement of debt	(5,000)	-
Changes in assets and liabilities:
Increase in restricted cash	(25,800)	(25,200)
Decrease in accounts receivable	30,284	(236,411)
Increase in deposits	(1,500)	-
Increase in accounts payable and accrued expenses	1,275,046	692,050
(Increase) decrease in deposit payable	2,002,000	-
Decease (increase) in other current assets	-	71,788
Net cash provided by (used in) operating activities	407,554	(2,627,179)

CASH FLOWS FROM INVESTING ACTIVITIES:
PP&E Purchase	(21,316)	(8,892)
Increase in investment in Small Cap Strategies, Inc.	-	(350,000)
Increase in Asset Retirement Obligations	50,000	-
Proceeds from sale of investments	-	125,000
Capital expenditures	(2,676,330)	(161,881)
Proceeds from the sale of assets	1,752,938	2,339,618
Net cash provided by (used in) investing activities	(894,708)	1,943,845

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in notes payable	-	210,000
Proceeds from sale of common stock	1,020,916	568,400
Net cash provided by (used in) financing activities	1,020,916	778,400

Net Increase in cash	533,762	95,066
CASH AT BEGINNING PERIOD	105,089	10,023

CASH AT END OF PERIOD	$638,851	$105,089

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest expense	$1,792	$-
Common stock issued for leasehold interests and equipment	$-	$5,265,500
Common stock and warrants issued for acquisitions	$-	$700,000
Common stocks issued (returned) for investment	$-	$(440,000)
Leasehold interest received for accounts receivable	$176,623	$-
Common stocks issued for warrant cancellation	$15,000	$-
Notes payable exchanged for leasehold interests	$230,000	$-
Common stock exchange for leasehold interests	$(1,320,000)	$-
Common stocks received and cancelled with settlements	$(1,280)	$-

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2009 and 2008

	Preferred		Common				Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total

BALANCE, December 31, 2007	-	-	9,673,516	$9,674	$5,795,484	$-	$(4,127,435)	$1,677,723

Common stock issued for properties	-	-	5,450,000	5,450	5,425,050	-	-	5,430,500

Warrants issued for purchase of Go Operating Ltd. Co	-	-	-	-	200,000	-	-	200,000

Common stock issued for services	-	-	2,823,000	2,823	975,779	-	-	978,602

Common stock issued for Small Cap Strategies, Inc.	-	-	500,000	500	499,500	-	-	500,000

Common stock issued for cash	-	-	1,288,000	1,288	567,112	-	-	568,400

Warrants issued for services	-	-	-	-	14,361,213	-	-	14,361,213

Common stock cancelled for KT Energy Holdings, LLC settlement	-	-	(1,000,000)	(1,000)	(439,000)	-	-	(440,000)
								-
Net (loss) for the year ended December 31, 2008	-	-	-	-	-	-	(18,444,306)	(18,444,306)

BALANCE, December 31, 2008	-	-	18,734,516	18,735	27,385,138	-	(22,571,741)	4,832,132

Common stock issued for cash in connection with sale of property interests	-	-	2,152,500	2,152	618,267	-	-	620,419

Common stock issued for services	-	-	5,583,000	5,583	2,059,534	-	-	2,065,117

Common stock issued for cash	-	-	944,330	944	399,553	-	-	400,497

Preferred and Common stock issued for warrant cancellation	1,000	1	15,000,000	15,000	(15,001)	-	-	-

Common stock received and cancelled in connection with settlements	-	-	(1,280,000)	(1,280)	1,280	-	-	-

Treasury Stock Received in exchange for working interests and settlements	-	-	-	-	-	(1,320,000)	-	(1,320,000)

Net (loss) for the year ended December 31, 2009	-	-	-	-	-	-	(3,867,419)	(3,867,419)

BALANCE, December 31, 2009	1,000	$1	41,134,346	$41,134	$30,448,771	$(1,320,000)	$(26,439,160)	$2,730,746

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – Organization, History and Business Activity

Xtreme Oil & Gas, Inc. (the “Company” formerly Xtreme Technologies, Inc.), a Nevada corporation formed on October 3, 2006 is organized to engage in the acquisition, operation and development of oil and natural gas properties located in Texas and the southeast region of the United States. Effective December 29, 2006, Xtreme Technologies, Inc., a then Washington corporation, acquired Emerald Energy Partners, Inc., (“Emerald”) a Nevada corporation, in exchange for the issuance of 7,960,000 shares of the Company’s common stock and changed the Company’s name to Xtreme Oil & Gas, Inc. (“Xtreme”).

For accounting purposes this transaction was treated as an acquisition of Xtreme Technologies, Inc. and a re-capitalization of Emerald. Emerald is the accounting acquirer and the results of its operations carry over.  Accordingly, the operations of Xtreme Technologies, Inc. were not carried over and were adjusted to $0 at the date of the merger.

Nature of Business

Since its formation, the Company has been involved in the acquisition and management of fee mineral acreage and the exploration for and development of oil and natural gas properties, principally involving drilling wells located on the company’s mineral acreage.  The Company’s mineral properties and other oil and natural gas interests are all located in the United States, primarily in Oklahoma and Texas. The majority of the Company’s oil and natural gas production is from its’ Texas wells for 2009 and 2008.  Substantially all the Company’s oil and natural gas production is sold by the Company directly to independent purchasers.

The Company from time to time sells or otherwise disposes of its interest in oil and natural gas properties as part of the normal course of business.

NOTE 2 - Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its’ wholly and majority owned subsidiaries. The Company’s subsidiaries include Xtreme Operating Company, LLC. (Formerly I.R.A. Oil and Gas, LLC (“IRA”)) and Small Cap Strategies, Inc. (“SMCA”). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Significant estimates with regard to these financial statements include the estimate of (See Note 17), asset retirement obligations, income taxes and contingency obligations including legal and environmental risks and exposures.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  Excluded from cash and cash equivalents is $101,000 of restricted cash (deposits) for our operator’s bonds.

Receivables

Receivables from services are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company records estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in receivables.

Management periodically reviews receivables for collectability. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The allowance for doubtful accounts was $173,842 and $0 as of December 31, 2009 and 2008, respectively.

Investments

Investments in partnerships and limited liability companies (LLC) that maintain specific ownership accounts for each investor and where the Company holds an interest of five percent or greater, but does not have control of the partnership or LLC, are accounted for using the equity method of accounting.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. Costs incurred by the Company related to the acquisition of oil and natural gas properties and the cost of drilling successful wells are capitalized. Costs incurred to maintain wells and related equipment and lease and well operating costs are charged to expense as incurred. Gains and losses arising from sales of properties are included in income. Unproved properties are assessed periodically for possible impairment. The Company had $0 of non-producing properties as of December 31, 2009 and $25,000 for 2008.

Capitalized amounts attributable to oil and natural gas properties are depleted by the unit-of-production method. Depreciation and depletion expense for oil and natural gas producing property and related equipment was $20,259 and $27,490 for the periods ended December 31, 2009 and 2008, respectively.

Capitalized costs are evaluated for impairment based on an analysis of undiscounted future net cash flows in accordance with ASC 360-10-15, Accounting for Impairment or Disposal of Long-Lived Assets. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. See Note 5 for additional information regarding the oil and gas properties.

Joint Interest Billings Receivable and Oil and Natural Gas Revenue Payable

Joint interest billings receivable represent amounts receivable for lease operating expenses and other costs due from third party working interest owners in the wells that the Company operates. The receivable is recognized when the cost is incurred.

Oil and natural gas revenues payable represents amounts due to joint interest owners for their share of oil and natural gas revenue collected on their behalf by the Company. The payable is recorded when the Company recognizes oil and natural gas sales and records the related oil and natural gas sales receivable.

The Company had $1,231 net joint interest billing receivable as of December 31, 2009 and $0 for 2008.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Other Property

Other assets classified as property and equipment consists primarily of office furniture and equipment, which are carried at historical cost. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition. Depreciation expense for other property and equipment was $8,896 and $8,354 for the periods ended December 31, 2009 and 2008, respectively.

Environmental Costs

The Company is engaged in oil and natural gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and natural gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which the Company may have, as it relates to any environmental cleanup, restoration or the violation of any rules or regulations relating thereto.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Accounting for Asset Retirement Obligations. The asset retirement obligations represent the estimated present value of the amounts expected to be incurred to plug, abandon, and re-mediate the producing properties at the end of their productive lives, in accordance with state laws, as well as the estimated costs associated with the reclamation of the surrounding property. The Company determines the asset retirement obligations by calculating the present value of estimated cash flows related to the liability. The asset retirement obligations are recorded as a liability at the estimated present value as of the asset’s inception, with an offsetting increase to producing properties. The Company recorded a liability of $300,000 as of December 31, 2009 and $250,000 as of December 31, 2008.

The estimated liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations. Revisions to the asset retirement obligations are recorded with an offsetting change to producing properties, resulting in prospective changes to depletion and depreciation expense and accretion of the discount. Because of the subjectivity of assumptions and the relatively long lives of most of the wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Accounting for the Impairment of Long-Lived Assets (Non Oil and Gas Properties)

The Company accounts for the impairment of long-lived assets in accordance ASC 360-10-15, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value, for non oil and gas properties.

The Company determined that there was no impairment of long-lived (non oil and gas property) assets for the years ended December 31, 2009 and 2008, respectively.

Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisitions. Under ASC 350-20, Goodwill and Other Intangible Assets, the Company is required to annually assess the carrying value of goodwill to determine if impairment in value has occurred.

The Company determined that its goodwill was impaired and recorded an impairment charge of $0 and $815,000 for the years ended December 31, 2009 and 2008, respectively.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company adopted ASC 740, Income Taxes on January 1, 2007, which is intended to clarify the accounting for income taxes prescribing a minimum recognition threshold for a tax provision before being recognized in the consolidated financial statements.  ASC 740 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result, the Company has concluded that it does not have any unrecognized tax benefits or any additional tax liabilities after applying ASC 740.  The adoption of ASC 740 therefore had no impact on the Company’s consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with the ASC 605-10, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.

Revenues from sales of crude oil and natural gas products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the purchaser. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period.

The Company recognizes gains or losses from the sales of its interests in oil and natural gas properties as title passes to the buyer. These amounts are recognized as income from asset sales, net.

Concentration of Risk

Our financial instruments that are potentially exposed to credit risk consist primarily of cash, trade receivables and other receivables for which the carrying amounts approximate fair value. At certain times, our demand deposits held in banks exceeded the federally insured limit. The Company has not experienced any losses related to these deposits.

Fair Value Measurements

In February 2008, the FASB issued ASC 820-10 (formerly “Financial Staff Position SFAS No. 157-2”), which delayed the effective date of ASC 820 - 10 (formerly “SFAS No. 157”) for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Nonfinancial assets and liabilities that the Company measures at fair value on a non-recurring basis consist primarily of property and equipment, goodwill, and intangible assets, which are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).The adoption of the provisions of ASC 820-10 did not have a material impact on the Company’s consolidated financial position and results of operations or cash flows.

Fair Value Option

In February 2007, the FASB issued ASC - 825, “The Fair Value Option for Financial Assets and Financial Liabilities. ASC 825 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The election to use the fair value option is available when an entity first recognizes a financial asset or a financial liability or upon entering into a firm commitment. Additionally, ASC 825 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. The Company adopted ASC 825 on January 1, 2008 and elected not to apply the fair value option to measure any of the Company's financial assets or liabilities.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Segments

The Company operates in only one business segment, namely the drilling and development of oil and gas properties.

Stock Based Compensation

We account for stock-based employee compensation arrangements using the fair value method in accordance with the provisions of ASC 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options and stock awards) made to employees and directors based on estimated fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period using a graded vesting method.

We periodically issue common stock for acquisitions and services rendered.  Common stock issued is valued at the estimated fair market value, as determined by our management and board of directors.  Management and the board of directors consider market price quotations, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the periods ended December 31, 2009 and 2008, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Reclassification

Certain amounts in the 2008 financial statements have been reclassified to conform to the 2009 financial presentation. These reclassifications have no impact on net loss.

Recent Accounting Pronouncements

In January 2009, the Securities and Exchange Commission (SEC) issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K and bringing full-cost accounting rules into alignment with the revised disclosure requirements.  The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.  The final rules are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009.

 In July 2009, the FASB established the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”) in the United States. This guidance was included in the Codification under FASB Accounting Standard Codification (“ASC”) Topic 105, Generally Accepted Accounting Principles. All prior accounting standard documents were superseded by the Codification and any accounting literature not included in the Codification is no longer authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The Codification became effective for the Company beginning with the third quarter of 2009. Therefore, beginning with the third quarter of 2009, all references made by the Company in its consolidated condensed financial statements use the new Codification numbering system. The Codification does not change or alter existing GAAP and, therefore, did not have a material impact on the Company’s consolidated condensed financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 - Significant Accounting Policies - continued

Recent Accounting Pronouncements - continued

In April 2008, the FASB issued a pronouncement on what is now codified as FASB ASC Topic 350, Intangibles Goodwill and Other. This pronouncement amends the factors to be considered in determining the useful life of intangible assets accounted for pursuant to previous topic guidance. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, and its adoption had no effect on the Company’s consolidated financial statements.

Effective June 30, 2009, the Company adopted guidance issued by the FASB and included in ASC 855-10, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date through the date the financial statements are issued.

NOTE 3 – Financial Condition and Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company incurred a net loss of $3,867,419 for the year ended December 31, 2009 and has an accumulated deficit of $26,439,160. These factors raise substantial doubt as to the Company’s ability to obtain debt and/or equity financing and achieve profitable operations.

The Company’s management intends to raise additional operating funds through equity and/or debt offerings, increase our current production, and continue development drilling on our properties.  There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available, the Company may be required to curtail its operations. These factors raise substantial doubt as to its ability to obtain debt and/or equity financing and achieving future profitable operations.

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business

NOTE 4 – Property and Equipment

Property and equipment at December 31 is comprised of the following:

	2009	2008
Oil and natural gas properties:
Producing oil and gas properties	$6,616,138	$5,670,781
Non-producing oil and gas properties	-	25,000
Total oil and natural gas properties	6,616,138	5,695,781
Furniture and fixtures	53,044	31,728
Total Property and equipment	6,669,182	5,727,509
Less: accumulated depreciation,
depletion and amortization	73,541	44,385

Net Property and Equipment	$6,595,641	$5,683,124

Depreciation expense was $8,896 and $8,354 for 2009 and 2008, respectively.  Depletion expense was $20,259 and $27,490 for 2009 and 2008, respectively.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 - Oil and Natural Gas Properties

The Company has the following oil and natural gas properties:

	December 31,			December 31,
Oil and gas property:	2008	Additions	Dispositions	2009
West Thrifty / Quita Field	$5,246,900	$477,915	$503,440	$5,221,375
Cookie	181,500	118,000	299,500	-
Winston	25,000	88,500	113,500	-
Lionheart	7,000	1,975,859	784,533	1,198,326
Flint Creek / Oil Creek	235,381	16,056	55,000	196,437
Total	$5,695,781	$2,676,330	$1,755,973	$6,616,138

Capital expenditures consist of the above additions plus the costs incurred to continue development of the Lionheart oil well.

Texas Properties

West Thrifty Unit / Quita Field

On October 23, 2006, the Company acquired a 22.275% Working Interest (“WI”), which is a 15.5925% Net Revenue Interest (“NRI”) in the West Thrifty Unit (“WTU”) and related properties for $10 and 3,260,000 common shares valued at $1,434,400 based on an independent appraisal.

On January 18, 2008, the Company acquired a 22.275% WI, which is a 15.5925% NRI, in the WTU for $10.

On January 18, 2008, the Company acquired an additional 55.45% WI, which is a 38.82% NRI, in the WTU and 100% of Altair Energy for $130 and 3,600,000 shares of common stock valued at $3,600,000 based on an independent appraisal.

On February 7, 2008, the Company entered into a settlement agreement and agreed to pay $10,000 to Jeffery Gowan for his WTU Interest.

The Company acquired leases to the Quita Field, Fennell Unit and the Smith-Goode leases in connection with the WTU acquisitions, which are included in the WTU Assignments.

On January 22, 2008, the Company sold a 75% WI, representing a 48.75% NRI in three wells located in the Quita Field for $150,000.

On May 15, 2008, the Company sold a 50% WI, representing a 32.5% NRI in the Shore 2C well drilled to the Caddo formation in the Quita Field for $120,000

In summary, the Company acquired 100% WI in the WTU and Quita Field representing a 65% NRI for a total of $5,221,375

In March 2009, the Company sold a 10% WI, representing a 6.75% NRI in the West Thrifty Unit Fry Sands to an investor for $200,000.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 - Oil and Natural Gas Properties - continued

Oklahoma Properties

Cookie’s Merrick 25-0-2 Well

On February 13, 2008, the Company acquired an 80% WI in Cookie’s Merrick 25-0-2 Well and 160 acres of land in Logan County, Oklahoma (“Cookie Well”) for $30,000 and 150,000 shares of common stock value at $181,500 based on an independent appraisal.

On December 29, 2008, the Company agreed to acquire the remaining 20% WI in the Cookie Well for 100,000 shares of common stock that were issued in the 1st Quarter of 2009 and valued at $118,000 based on an independent appraisal.

These transactions gave the Company a 100% WI, representing a 75% NRI, in the Cookie Well.

In the fourth quarter of 2008, the Company sold a 75% WI, representing a 56.25% NRI, in the Cookie for $400,000 to a group of 14 investors and one share of common stock for each dollar invested.

As of December 10, 2009, the Cookie was transferred as part of a Settlement Agreement and Release between the Company and Go Operating.  Thus the value of the Cookie investment was written down to $0 as of December 31, 2009 See Note 6.

Winston’s Merrick Well

On February 13, 2008, the Company purchased a 100% WI, representing a 75% NRI, in Winston’s Merrick Well and 100 acres of land in Logan County, Oklahoma (“Winston Well”) for $25,000 and stock to be issued later.

On December 29, 2008, the Company finalized the acquisition by agreeing to issue 75,000 shares of common stock to the seller.  The 75,000 shares of common stock that were issued in the 1st Quarter of 2009 and valued at $88,500 based on an independent appraisal.

As of December 10, 2009, the Winston was transferred as part of a Settlement Agreement and Release between the Company and Go Operating.  Thus the value of the Winston investment was written down to $0 as of December 31, 2009.See Note 6.

Oil Creek S19 Prospect

In March 2008, the Company leased mineral rights and property consisting of 80 acres in the property commonly known as the Oil Creek S19 Prospect in McClain County, Oklahoma (“Oil Creek Well”) for $45,000 for the assignment with a NRI of 78%.

We drilled and completed a well and sold 90% of our NRI to third party investors and retained a 10% WI and a 12.5% carried interest. The Company also maintains an Area of Mutual Interest (AMI) to receive these same terms on any other projects.

At December 31, 2009, the value of this part of the Oil Creek Investment, at cost, is $196,437.

Lionheart Prospect

On October 1, 2008, the Company purchased the rights to the Lionheart Prospect, being mineral rights and property consisting of 160 acres (“Lionheart”), for $7,000. The Company then acquired the leases necessary in connection with spacing and pooling to complete the ratification and own 100% of the Working Interest under all 160 acres based on a 75% Net Revenue Interest.

In 2009 we sold 49% WI representing a 36.75% NRI to multiple investors for gross proceeds of $2,350,000.  After drilling to a depth of 9,000 feet, we completed the first three horizontal legs in September 2009.  In December 2009, we completed two additional horizontal legs.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 - Oil and Natural Gas Properties - continued

Lionheart Prospect - continued

The well began producing in January 2010 and continued production until February 17, 2010 when a vendor failed to properly secure their equipment.  Initial repairs were completed to the well in June 2010 and we are in the process of testing production flows before resuming operations.

In December 2009, Mr. McAndrew exchanged 200,000 shares of common stock for 20 units of the Lionheart Oil well project and an additional 200,000 shares for 20 units of Lenhart Saltwater Disposal project.

Horsethief – Merrick County

On February 13, 2008, the Company acquired 320 acres of committed land leases for 350,000 shares of common stock valued at $353,500, based on an independent appraisal.

After completing its due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Horsethief investment was written down to $0.

Sheridan Fort Sill – Commanche County

On February 4, 2008, the Company acquired the rights to drill a horizontal well for 1,000,000 shares of common stock valued at $1,010,000, based on an independent appraisal.

After completing its due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Commanche County investment was written down to $0.

Ryser Lease – Fannin County

On February 13, 2008, the Company acquired 80 acres of committed land leases for 250,000 shares of common stock valued at $252,500, based on an independent appraisal.

After completing our due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Fannin County investment was written down to $0.

Management Overriding Royalty Interests in Texas and Oklahoma

Mr. McAndrew has a 2.5% overriding royalty interest in the West Thrifty and Quita oil and gas properties, a 1.3% overriding royalty interest in the Oil Creek property and a 2.6% overriding royalty interest in the Lionheart property.

NOTE 6 – Acquisitions / Dispositions

Acquisition of GO Operating Ltd. Co. and Other Unrelated Parties

On March 14, 2008, the Company acquired 100% of the units of stock of GO Operating Ltd. Co., (“GO”) an Oklahoma corporation for 200,000 warrants for common shares of the Company with an exercise price of $.001 and a 13 month term. In the event the equivalent share price of the stock is below $1.01, the Company was committed to issue supplemental additional shares to seller by issue of warrants of $.001 per share to provide within 13 months from date of issue an amount realized to sales proceeds of stock of not less than $200,000 in cash. The assets other than goodwill acquired were a cash bond of $25,000 and $10,000 for certain residual rights to operate and ownership of wells as set out in prior agreements of sale of the projects to the Company. The Company recorded an impairment of $165,000 to goodwill in 2008.

In December 2009, warrants to purchase 3,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities. As part of the settlement agreement, those entities retained 500,000 shares of common stock (175,000 shares are subject to cancellation first quarter 2010) and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 7 – Income Taxes

At the ASC 740 Income Taxes adoption date of January 1, 2007, we had no unrecognized tax benefit, which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the years ended December 31, 2009 or 2008.

We classify interest and penalties arising from the underpayment of income taxes in the statements of operations under general and administrative expenses. As of December 31, 2009 or 2008, we had no accrued interest or penalties related to uncertain tax positions. The tax years 2009 and 2008, federal returns remain open to examination.

Net deferred tax assets consist of the following components as of December 31, 2009 and 2008:

	2009	2008

Deferred tax assets:
Operating Loss	$2,000,000	$1,300,000

Deferred tax liabilities:	-	-

Valuation allowance	(2,000,000)	(1,300,000)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate of 34% to pretax income from continuing operations for the years ended December 31, 2009 and 2008 due to the following:

	2009	2008

Statutory tax on book income (Loss)	$(1,300,000)	$(6,200,000)

Effect of non-deductibility of stock based compensation	600,000	5,300,000

Change in valuation allowance	700,000	900,000

Income Tax Expense	$-	$-

The Company has determined that a valuation allowance of $600,000 at December 31, 2009, is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. As of December 31, 2009, the Company has a net operating loss carry-forward of approximately $5,700,000, which is available to offset future federal taxable income, if any, with expiration beginning 2026 and ending 2029.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 7 – Income Taxes - continued

The Company’s notes payable consists of the following:

	December
	2009	2008
Note payable, due to an individual, 10% interest, principal and interest due upon demand, unsecured.	$-	$25,000

Note payable, due to an Individual, non-interest bearing, principal and interest due in installments ending on December 31, 2009, unsecured	-	10,000

Note payable, due to an individual, principal due upon demand	-	200,000
	-	235,000
Less current portion	-	(235,000)

	$-	$-

The $200,000 note listed above was due September 2, 2008. As an extension of the note, the Company was required to issue 50,000 common shares every sixty days to extend the note.  During 2008, 100,000 shares were issued.  For the original placement of the note, the Company gave 200,000 shares of its Common Stock valued at $.25 per share.  The note above was converted in August 2009 to an investment in a new drilling project of the Company.

The $25,000 note above was converted in August 2009 to an investment in a new drilling project of the Company.

NOTE 9 - Commitments

The Company leases office space in Plano, Texas under the terms of an operating lease expiring November 30, 2013.  The current lease began November 1, 2008.  Future minimum rental payments under the terms of the lease are $71,705 in 2010, $73,296 in 2011, $74,886 in 2012 and $69,982 in 2013.

Total rent expense incurred by the Company was $74,412 for 2009 and $28,962 for 2008.

NOTE 10 – Concentrations

The Company had oil sales to four unaffiliated purchasers for years ended December 31, 2009 and one unaffiliated purchaser in 2008, totaling $196,249  and $526,615, respectively. No other single customer accounted for 10% or more of revenues in 2009 or 2008. Although a substantial portion of our production is purchased by one purchaser, the Company does not believe the loss of this purchaser would have a material adverse effect on the Company's business as other purchasers would be accessible.

NOTE 11 – Non-Cash Items

2009

The Company issued 15,000,000 shares of its common stock and 1,000 shares of Nontransferable preferred stock in connection with the cancellation of warrants.  (See Note 12).

The Company cancelled 1,930,000 shares of its common stock related to a Settlement Agreement with Go Operating and Glen Kennedy, former Chief Operating Officer.

2008

The Company issued 5,450,000 shares of its common stock for the acquisition of various properties as described herein at $1.00-1.01 per share for a total of $5,430,500. The Company valued the properties based on an independent appraisal.

The Company issued 500,000 shares of its common stock and paid $350,000 in 2008 for the acquisition of Small Cap Strategies, Inc. (SMCA). The Company valued the common shares at $500,000 based on an independent appraisal. During the year ended 2008, the investment in SMCA was valued at $200,000 and the Company recorded an impairment loss of $650,000.

The Company cancelled 1,000,000 shares of its common stock related to the KT Resources joint venture settlement valued at $440,000.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – Warrants

Warrants for Services

2009

During fourth quarter 2009, we issued 15,000,000 restricted shares of our common stock and 1,000 shares of Nontransferable preferred stock to management and cancelled warrants representing 14,500,000 common shares. Mr. McAndrew received 12,000,000 common shares and 1,000 shares of Nontransferable Preferred Stock. The Nontransferable Preferred Stock has voting rights equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew. Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares in exchange for the cancellation of 3,000,000 and 2,400,000 warrants, respectively.

In addition, we issued 1,000,000 shares of our common stock to Mr. McAndrew and 2,000,000 shares to Mr. DeVito that will only be vested if they remain with the company through June 30, 2011.

In December 2009, warrants to purchase 3,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities (175,000 shares are subject to cancellation first quarter 2010). As part of the settlement agreement, those entities retained 500,000 shares of common stock (175,000 shares are subject to cancellation first quarter 2010) and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

2008

During 2008, the Company issued 15,850,000 warrants valued at $14,361,213. The warrants were issued to executives for services.  These warrants are exercisable at $0.01 and have a term of 5 years. The estimated fair value of the warrants was determined by management based on an independent appraisal. The value assigned to the warrants for services was an average of $.91 per warrant.

The Company issued 200,000 warrants for the Go Energy acquisition that were valued at $200,000.

The following summarizes warrant activity during period ended December 31, 2009:

	Warrants	Weighted average exercise price	Weighted average remaining term	Aggregate intrinsic value
Outstanding, January 1, 2008	21,500,000
Issued	15,850,000	$0.01		$0.90
Outstanding, December 31, 2008	37,350,000	$0.01		$0.90

Cancelled/Settled	(37,350,000)
Outstanding, December 31, 2009	-	$-	-	$-

The total fair value of warrants vesting during 2008 was $0.13 to $0.91. As discussed above in 13, in 2009 the Company canceled the warrants in connection with various agreements and settlements.

NOTE 13 – Preferred Stock and Common Stock

Nontransferable Preferred Stock

We have one class of Preferred Stock and Nontransferable Preferred Stock.  The Nontransferable Preferred Stock, consisting of 1,000 shares, is all owned by Mr. McAndrew.

Holders of the Nontransferable Preferred stock are not entitled to receive any dividend, the stock is not transferrable, do not participate in any liquidation, and the stock is not convertible.  These shares may be transferred only to an entity for estate planning purposes provided that entity is controlled by the holder, in this case, Mr. McAndrew.

In the event that Mr. McAndrew dies, becomes incompetent for a period of six weeks such that Mr. McAndrew is unable to exercise his voting rights or voluntarily terminates his employment with the Company, the Nontransferable Preferred Stock is automatically cancelled.

The 1,000 shares of Nontransferable Preferred Stock have the number of votes equal to 1.1 times the number of shares of common stock outstanding.  Accordingly, except for votes requiring more than a majority vote of shares of common stock, Mr. McAndrew will determine the outcome of the vote.  The only such provision of Nevada law or as required by our Articles of Incorporation or Bylaws is the removal of directors.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 13 – Preferred Stock and Common Stock - continued

Preferred Stock

The shares of Preferred Stock, other than the Nontransferable Preferred Stock, could be issued from time to time by our Board of Directors in its sole discretion without further approval or authorization by the stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our Board of Directors. The relative rights and preferences that may be determined by our Board of Directors in its discretion from time to time include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•
the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

•
the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

Common Stock

During 2008, the Company issued 1,288,000 shares of its common stock for cash at a price of $.001-1.00 per share for a total of $568,400.  The Company issued an additional 2,823,000 shares of its common stock at a price of $.25-1.18 per share to various consultants for services for a total of $978,602. Management determined the estimated fair value of the common stock based on an independent appraisal.

During 2008, the Company issued 5,450,000 shares of its common stock for oil and gas properties at a price of $1.00-1.01 per share for a total of $5,430,500.

During 2008, the Company issued 500,000 shares of its common stock for the acquisition of SMCA at a price of $1.00 per share.  SMCA was originally acquired to effect a reverse merger and, subsequently, management has decided to sell its interest.  In 2008, the investment in SMCA was valued at $200,000 after an impairment loss of $650,000. The liabilities of SMCA have been recognized by Xtreme since the acquisition of SMCA.

During 2008, the Company cancelled the 1,000,000 shares of its common stock issued to KT Energy at the same price issued of $.44, or a total value of $440,000.

During 2009, the Company issued 944,330 shares of our common stock at a price range of $0.25-0.75 per share for a total of $400,497 in gross proceeds.

During 2009, the Company issued 175,000 shares of our common stock for additional interest in two of the properties we had acquired in 2008 at a price of $1.18, or a total cost of acquisition of these interests in the amount of $206,500. Management determined the estimated fair market value based on market price quotations, recent stock offering prices and other factors.

During 2009, the Company issued 250,000 shares of our common stock to two investors in the West Thrifty Unit.  The shares were issued as a bonus for making the investment.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $50,000.

During 2009, the Company issued 2,152,500 shares of our common stock to the investors in the Lionheart project.  The shares were issued as a bonus for investing in the project.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $620,419

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 13 – Preferred Stock and Common Stock - continued

Common Stock - continued

During 2009, the Company issued 5,583,000 shares of our common stock for services provided to the Company.  The shares for services were valued at $0.25-$1.18 with the total issuance valued at $2,065,117. Management determined the estimated fair market value based on market price quotations, recent stock offering prices and other factors.

In December 2009, warrants to purchase 3,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities. As part of the settlement agreement, those entities retained 500,000 shares of common stock and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

In December 2009, Mr. McAndrew cancelled warrants for 14,500,000 shares in exchange for 12,000,000 shares of common stock.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

During fourth quarter 2009 we issued 15,000,000 restricted shares of our common stock to management and cancelled warrants representing 22,850,000 common shares. Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares. In addition, we issued 1,000,000 shares of our common stock to Mr. McAndrew and 2,000,000 shares to Mr. DeVito that will only be vested if they remain with the company through June 30, 2011.

During the fourth quarter of 2009 we sold 200 units in the Lenhart Saltwater Disposal joint venture for $2,452,000 Million representing an 80% interest in the venture. This transaction is recorded as deposits on the liability section of the balance sheet.

Note 14 – Legal Matters

On December 1, 2009 we began legal proceedings in McLain County District Court in Purcell, Oklahoma against D. Deerrman, L.P. alleging breach of contract and demanding payment for fees owed, oil and gas production revenue and other expenses on the Oil Creek property in excess of $75,000.  The suit also demands an accounting discovery for all items in dispute. On December 31, 2009, Deerrman filed a counterclaim in the same court claiming breach of contract for drilling the Oil Creek property and demanding payment of $235,000 for expenses incurred. We are currently in the discovery phases of this action.

On April 20, 2010 Mr. Bruce Scambler began legal proceedings in Logan County District Court in Oklahoma against us alleging breach of contract and demanding payment for lost revenue and missing equipment in excess of $75,000.  We filed a dismissal in the same court and on October 8, 2010 the case was dismissed.

On March 30, 2010 each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court in Oklahoma demanding judgment for past due invoices in excess of $75,000.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary. Native American’s motion for Summary Judgment was dismissed on September 14, 2010. On October 19 we settled the claims with Pan American Drilling services.

On July 8, 2010, Mr. Bert Valentine filed suit in Logan County District Court, Oklahoma alleging breach of contract.  The court dismissed the suit on September 9, 2010 and gave Mr. Valentine 30 days to amend his pleadings as they were not clear or specific. After discussions between the parties Mr. Valentine has dropped his suit.

On April 27, 2010, we filed suit against Genie Well Services in U.S. District Court for the Western District of Oklahoma demanding restitution for damaging our Lionheart well for damages in excess of $75,000.  Genie filed a counterclaim for $53,110.50 for their services rendered after causing the damage. Genie recently admitted their liability to the court and we are currently in settlement discussions with them.  We do not expect those discussions to be completed in 2010.

Note 15 – Employment Agreements

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

In addition, these employment agreements made restricted stock awards to each of Mr. McAndrew and Mr. DeVito with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. McAndrew, 1,250,000 shares were issued but have not yet been vested;500,000 shares will be vested on December 1, 2010, 500,000 shares will be vested on June 1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions for Mr. DeVito, 1,750,000 shares are issued but have not yet been vested; 750,000 shares will be vested on December1, 2010, 750,000 shares will be vested on June1, 2011 and the remaining 250,000 shares will be vested on December 1, 2011 subject to vesting provisions. We made restricted stock awards to each of Mr. Wurtele and Ms. Wingate in May 2010 with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. Wurtele, 225,000 shares were issued but have not yet been vested;75,000 shares will be vested on December 1, 2010, 75,000 shares will be vested on June 1, 2011 and the remaining 75,000 shares will be vested on December 1, 2011 subject to vesting provisions; for Ms. Wingate, 150,000 shares are issued but have not yet been vested; 50,000 shares will be vested on December1, 2010, 50,000 shares will be vested on June1, 2011 and the remaining 50,000 shares will be vested on December 1, 2011 subject to vesting provisions.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 16 – Subsequent Events

In the first quarter of 2010, we sold 20,000 restricted shares of our common stock to three investors for $18,000 Cash. Shares were sold at $.25 and $1.00 with the average sale price being $0.95 per share.

In the first quarter of 2010, we issued 379,035 restricted shares of our common stock to consultants for $379,035 worth of services.  Our shares were valued at $1.00.

In the second quarter of 2010, we sold 498,330 restricted shares of our common stock to nine investors for $313,747 cash. Shares were sold with the average sale price being $.63 per share.

In the second quarter of 2010, we issued 2,662,500 restricted shares of our common stock to 4 members of our management team and three members of our staff and consultants for $665,625 worth of services. Our consultant shares issued were valued at $0.25.

During the second quarter 2010, Mr. Bruce Scambler began legal proceedings in Logan County District Court against us alleging breach of contract and demanding payment for lost revenue and missing equipment.  We filed a dismissal in the same court.

During second quarter 2010, each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court demanding judgment for past due invoices.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary.

During the second quarter 2010, we filed suit against Genie Well Services in Federal Court demanding restitution for damaging our Lionheart well.  Genie filed a counterclaim of $53,000 for their services rendered after causing the damage.

In May 2010, we sold Small Cap Strategies to Knight Enterprises for 1,160,000 shares of our common stock and the acquisition of $35,000 in accounts payables.

Note 17 - Supplemental Information on Oil and Gas Data (Unaudited)

The following tables set forth supplementary disclosures for the Company’s oil and gas producing activities in accordance with ASC 932,  Disclosures about Oil and Gas Producing Activities.

Capitalized Costs Relating to Oil and Gas Producing Activities:

	Years Ended December 31,
	2009	2008
Capitalized Costs:

Oil & gas properties	6,616,138	5,695,781
Total Capitalized Costs	6,616,138	5,695,781
Less: Accumulated depreciation, depletion,
amortization, and valuation allowance	47,749	27,490
Net Capitalized Costs	$6,568,389	$5,668,291

Costs Incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities:

	Year Ended December 31,
	2009	2008
Costs Incurred:
Acquisition of properties	$-	$5,474,500

Exploration	-	-
Development	2,676,330	190,381
Total Costs Incurred	$2,676,330	$5,664,881

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 17 - Supplemental Information on Oil and Gas Data (Unaudited) - continued

Results of Operations from Oil and Gas Producing Activities:

	Year Ended December 31,
	2009	2008
Revenues from Oil and Gas Producing Activity:	$196,249	$526,865
Revenue Distributions	-	(111,855)
Net Revenues from Producing Activities	196,249	415,010
Production Costs	(261,540)	(665,033)
Exploration Expenses	-	(298,876)
Depreciation, depletion, amortization, & valuation allowance	(20,259)	(27,490)
Pretax Income from Producing Activities	(85,550)	(576,389)
Income tax expenses/estimated loss carry forward benefit	-	-
Results of oil and gas producing activities	$(85,550)	$(576,389)

The results of oil and gas producing activities above does not include the impairment charges of $1,616,000 since these properties were not operational.

XTREME OIL & GAS , INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of September 30, 2010 AND DECEMBER 31, 2009

	2010 (Unaudited)	2009
ASSETS
CURRENT ASSETS:
Cash	$145,389	$638,851
Cash - restricted	76,000	101,000
Accounts receivable, net	187,926	211,388
Development work in process	534,400	-

Total Current Assets	943,715	951,239

PROPERTY AND EQUIPMENT:
Furniture and fixtures	53,044	53,044
Leasehold costs	6,616,138	6,616,138
	6,669,182	6,669,182
Less-Accumulated depreciation and depletion	85,487	73,541

Net property and equipment	6,583,695	6,595,641

OTHER ASSETS
Goodwill	-	200,000
Deposits	6,363	7,862

	6,363	207,862

TOTAL ASSETS	$7,533,773	$7,754,742

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,980,434	$2,271,996
Deposits payable	3,296,548	2,452,000

Total Current Liabilities	5,276,982	4,723,996

LONG TERM LIABILITIES
Asset retirement obligation	300,000	300,000

TOTAL LIABILITIES	5,576,982	5,023,996

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 50,000,000 shares authorized; none issued and outstanding	-	-

Non-transferable preferred Stock, $.001 par value, 1,000 shares authorized; 1,000 shares issued and outstanding	1	1
Common stock, $.001 par value; 200,000,000 shares authorized; 43,814,300 and 42,454,346 shares issued and 43,185,720 and 41,134,346 outstanding at September 30, 2010 and December 31, 2009, respectively	43,185	41,134
Additional paid-in capital	34,286,768	30,448,771
Less Treasury Stock	(850,000)	(1,320,000)
Accumulated deficit	(31,523,163)	(26,439,160)

Total Stockholders' Equity	1,956,791	2,730,746

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,533,773	$7,754,742

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues:
Income from asset sales and other, net	$-	$1,443,721	$-	$1,758,258
Oil and gas sales	24,628	72,934	72,479	127,293
TOTAL REVENUES	24,628	1,516,655	72,479	1,885,551

EXPENSES:
Drilling and completion costs	-	740,999	-	1,034,385
Production costs	51,866	299,256	196,823	412,933
General and administrative expenses	1,369,851	966,143	4,541,586	1,754,565
Loss on disposal of property	-	-	411,945	303,440
TOTAL OPERATING EXPENSES	1,421,717	2,006,398	5,150,354	3,505,323

LOSS FROM OPERATIONS	(1,397,089)	(489,743)	(5,077,875)	(1,619,772)

OTHER INCOME/(EXPENSE)
Other income	(15,800)	(7,142)	(6,128)	19,791
Interest expense, net	1,442	(208)	-	(1,458)
Total other income/(expense)	(14,358)	(7,350)	(6,128)	18,333
NET LOSS	$(1,411,447)	$(497,093)	$(5,084,003)	$(1,601,439)

LOSS PER SHARE-BASIC AND DILUTED	$(0.03)	$(0.02)	$(0.12)	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	42,731,180	21,517,423	41,536,076	19,747,145

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2010 and 2009
(Unaudited)
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,084,003)	$(1,601,439)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	11,946	28,046
Common stock issued for services	3,699,799	632,461
Net gain on sale of assets	-	(1,758,258)
Loss on disposal of properties	411,945	303,440
Bad debt expense	30,000	-
Gain on sale of Small Cap Strategies	(149,965)	-

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(6,538)	238,569
Increase in other current assets	(534,400)	-
Increase in deposits	1,500	(1,500)
Increase (decrease) in accounts payable and accrued Expenses	(221,597)	1,049,930
Increase (decrease) in deposit payable	844,548	-
Net cash used in operating activities	(996,765)	(1,108,751)

CASH FLOWS FROM INVESTING ACTIVITIES:

(Increase) decrease in restricted cash	25,000	-
Increase in asset retirement obligations	-	50,000
Capital expenditures	(411,945)	(1,041,081)
Purchase of property and equipment	-	(21,317)
Proceeds from the sale of assets	-	1,704,383
Net cash provided by (used in) investing activities	(386,945)	691,985

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	-	(1,000)
Proceeds from sale of common stock	890,248	380,499
Net cash provided by financing activities	890,248	379,499

Net change in cash	(493,462)	(37,267)

CASH AT BEGINNING PERIOD	638,851	105,089

CASH AT END OF PERIOD	$145,389	$67,822

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest expense	$1,442	$-
Common stock issued for leasehold interests and equipment	$-	$206,500
Notes payable exchanged for working interest	$-	$230,000

 See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(Unaudited)

Item 1: Notes to Financial Statements.

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Regulation S-K. They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2009 included in the Company’s Form S-1/A. The interim unaudited consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form S-1/A. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three and nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

Management does not expect the impact of any other recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

2. HISTORY AND NATURE OF BUSINESS

Xtreme Oil & Gas, Inc. (the “Company” formerly Xtreme Technologies, Inc.), a Nevada corporation formed on October 3, 2006 is organized to engage in the acquisition, operation and development of oil and natural gas properties located in Texas and the southeast region of the United States. Effective December 29, 2006, Xtreme Technologies, Inc., a then Washington corporation, acquired Emerald Energy Partners, Inc., (“Emerald”) a Nevada corporation, in exchange for the issuance of 7,960,000 shares of the Company’s common stock and changed the Company’s name to Xtreme Oil & Gas, Inc. (“Xtreme”).

For accounting purposes this transaction was treated as an acquisition of Xtreme Technologies, Inc. and a re-capitalization of Emerald. Emerald is the accounting acquirer and the results of its operations carry over.  Accordingly, the operations of Xtreme Technologies, Inc. are not carried over and are adjusted to $0 at the date of the merger.

Since its formation, the Company has been involved in the acquisition and management of fee mineral acreage and the exploration for and development of oil and natural gas properties, principally involving drilling wells located on the company’s mineral acreage.  The Company’s mineral properties and other oil and natural gas interests are all located in the United States, primarily in Oklahoma and Texas. The majority of the Company’s oil and natural gas production was from its’ Texas wells. All of its oil and natural gas revenues were derived from the sale of oil. Substantially all the Company’s oil and natural gas production is sold by the Company directly to independent purchasers.

The Company from time to time sells or otherwise disposes of its interest in oil and natural gas properties as a normal course of business.

3. Oil and Natural Gas Properties

The Company has the following oil and natural gas properties as of September 30, 2010:

	December 31,	Net		September 30,
Oil and gas property:	2009	Purchases	Dispositions	2010
West Thrifty / Quita Field	$5,221,375	$-	$-	$5,221,375
Lionheart	1,198,326	411,495	(411,495)	1,198,326
Flint Creek / Oil Creek	196,437	-	-	196,437

Total	$6,616,138	$411,495	$(411,495)	$6,616,138

The Company focused its efforts on beginning our Saltwater Disposal well project and expanding the production capacity on the Lionheart project.  We successfully completed the Saltwater Well surface work and began drilling operations in March 2010. Drilling was delayed until September 2010 to comply with Commission regulations. We commenced operations again on October 1, 2010. Development work in progress on the Saltwater Disposal well was $534,400.

In February we had completed work to increase the production on the Lionheart project when Genie Well Services damaged the wellbore halting production.  We have repaired the wellbore and have begun to pump fluids from the well.  We have only recovered saltwater and drilling fluids to date.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(Unaudited)

4. STOCKHOLDERS’ EQUITY

Capital Structure

The Company is authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share. The holders of the common stock do not have any preemptive right to subscribe for, or purchase, any shares of any class of stock.

The Company is authorized to issue up to 50,000,000 shares of preferred stock, $0.001 par value per share of which none were issued and outstanding as of September 30, 2010.

The Company has one class of Preferred Stock and Nontransferable Preferred Stock.  The Nontransferable Preferred Stock, consisting of 1,000 shares, is all owned by Mr. McAndrew.

Significant current period changes in stockholders’ equity during the three months ended September 30, 2010 consisted of the following:

Common Stock

In the third quarter of 2010, we sold 744,664 restricted shares of our common stock to fourteen investors for $558,498 cash. Shares were sold with the average sale price being $.75 per share.

In the third quarter of 2010, we issued 131,420 restricted shares of our common stock to consultants for $131,420 worth of services. Our consultant shares issued were valued at $1.00.

In the third quarter of 2010, Spartan Securities filed a 15C-211 application with FINRA to have our common stock approved for trading.  Spartan is in the process of responding to comments.

5. CONTINGENCIES

On March 30, 2010, each of Baker Hughes, Pan American Drilling and Native American Drilling began legal proceeding against us in Logan County District Court in Oklahoma demanding judgment for past due invoices in excess of $75,000.  We are currently communicating with each of the parties to resolve the issues amicably and may file counterclaims if necessary. Native American’s motion for Summary Judgment was dismissed on September 14, 2010. On October 19 we settled the claims with Pan American Drilling services.

On April 27, 2010, we filed suit against Genie Well Services in U.S. District Court for the Western District of Oklahoma demanding restitution for damaging our Lionheart well for damages in excess of $75,000.  Genie filed a counterclaim for $53,110 for their services rendered after causing the damage. Genie recently admitted their liability to the court and we are currently in settlement discussions with them.  We do not expect those discussions to be completed in 2010.

On April 20, 2010, Mr. Bruce Scambler began legal proceedings in Logan County District Court in Oklahoma against us alleging breach of contract and demanding payment for lost revenue and missing equipment in excess of $75,000.  We filed a dismissal in the same court and on October 8, 2010 the case was dismissed.

On July 8, 2010, Mr. Bert Valentine filed suit in Logan County District Court, Oklahoma alleging breach of contract.  The court gave Mr. Valentine 30 days to amend his pleadings as they were not clear or specific. After discussions between the parties Mr. Valentine has dropped his suit.

6. SUBSEQUENT EVENTS

In the fourth quarter of 2010, we sold 200,000 restricted shares of our common stock to seven investors for $150,000 cash. Shares were sold with the average sale price being $.75 per share.

In the fourth quarter of 2010, we issued 241,667 restricted shares of our common stock to settle with vendors for $241,667 worth of services. Our vendor shares issued were valued at $1.00.

On October 25, 2010, Pan American dropped its lawsuit with prejudice pursuant to a settlement agreement.

APPENDIX A
GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this document.

Barrel or bbl. A standard measurement in the oil industry. One barrel equals 42 U.S. gallons. On the average, 7.33 barrels of crude oil weigh one metric ton; 7.5 barrels weigh one long ton; and 6.65 barrels weigh one short ton.

bcf. Billion cubic feet of natural gas.

bcfe. Billion cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Crude Oil. Liquid petroleum that has not been refined. Sour crude oils have relatively large amounts of sulfur (1 percent or more). Sweet crudes have less sulfur and are more valuable. Most U.S. crudes tend to be sweet, while Middle East crudes tend to be sour. Crude oil is generally sold on a volume basis. The volume is corrected for any basic sediment and water (BS&W) present and adjusted to the standard base temperature of 60 degrees Fahrenheit. Light crude oils have a lower specific gravity than do heavy crudes, which may be thick and viscous.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Drilling locations. Total gross locations specifically quantified by management to be included in the Company’s multi-year drilling activities on existing acreage. The Company’s actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.

Dry well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Exploitation. Ordinarily considered to be a form of development within a known reservoir.

Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding and development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Formation. An identifiable layer of rocks named after its geographical location and dominant rock type.

Gross acres, gross wells or gross reserves. The total acres, wells, or reserves as the case may be, in which a working interest is owned.

Improved Recovery. “Man made” methods as opposed to “natural” methods of increasing the flow of oil or gas from underground reservoirs.

Intangible Drilling Costs (IDC). Expenses for labor, fuel, repair, hauling, rig rental, and supplies used in the drilling of a well. These expenses differ from the cost of “tangibles,” which include anything that has inherent salvage value.

Lease. A legal contract that specifies the terms of the business relationship between an energy company and a landowner or mineral rights holder on a particular tract of land.

GLOSSARY OF OIL AND NATURAL GAS TERMS - continued

Lease operating expenses. The expenses of lifting oil or gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short lived assets, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

mcf. Thousand cubic feet of natural gas.

Natural Gas. Consists largely of the hydrocarbon methane. It is found in underground formation either by itself or with crude oil. It is the cleanest burning of all fossil fuels. Once virtually a waste product, natural gas provides about one-third of the total energy used in the United States

Net acres, net wells, or net reserves. The sum of the fractional working interest owned in gross acres, gross wells, or gross reserves, as the case may be.

Overriding royalty interest. Is similar to a basic royalty interest except that it is created out of the working interest. For example, an operator possesses a standard lease providing for a basic royalty to the lessor or mineral rights owner of 1/8 of 8/8. This then entitles the operator to retain 7/8 of the total oil and gas produced. The 7/8 in this case is the 100% working interest the operator owns. This operator may assign his working interest to another operator subject to a retained 1/8 overriding royalty. This would then result in a basic royalty of 1/8, an overriding royalty of 1/8 and a working interest of 3/4. Overriding royalty interest owners have no obligation or responsibility for developing and operating the property. The only expenses borne by the overriding royalty owner are a share of the production or severance taxes and sometimes costs incurred to make the oil or gas salable.

Present value of future net revenues (PV-10). The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, of proved reserves calculated in accordance with Financial Accounting Standards Board guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such a general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

Production. Natural resources, such as oil or gas, taken out of the ground.

Production Payments. A non-operating interest payable from a specific portion of production expressed either as a certain amount of money (with or without interest) or a certain number of units of hydrocarbons.

Productive well. A well that is found to be capable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Project. A targeted development area where it is probable that commercial gas can be produced from new wells.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Reserves. Oil, gas and gas liquids thought to be accumulated in known reservoirs.

Salt water disposal well. A well into which salt water and other liquid substances are pumped for disposal purposes.

Successful. A well is determined to be successful if it is producing oil or natural gas, dewatering, or awaiting hookup, but not abandoned or plugged.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to appoint that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.